UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under to § 240.14a-12

NOV Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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NOV INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 24, 2022

DATE:	Tuesday, May 24, 2022
TIME:	10:00 a.m. (Houston time)
PLACE:	NOV Inc.
7909 Parkwood Circle Dr. Houston, Texas 77036

The 2022 annual meeting of stockholders (“Annual Meeting”) of NOV Inc. will be held at the Company’s corporate headquarters located at 7909 Parkwood Circle Drive, Houston, Texas 77036 on Tuesday, May 24, 2022, at 10:00 a.m. Houston time, for the following purposes:

•	To elect ten directors to hold office for a one-year term;

•	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022;

•	To consider and act upon an advisory proposal to approve the compensation of our named executive officers;

•	To consider and act upon amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan; and

•	To consider and act upon any other matters that may properly come before the annual meeting or any postponement or adjournment thereof.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors of the Company for 2022 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), and “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (Proposal 4).

Beginning on or about April 8, 2022, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the record date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2021 annual report) via the Internet, as well as instructions on voting shares via the Internet. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

The Board of Directors has set March 25, 2022 as the record date for the Annual Meeting. If you were a stockholder of record at the close of business on March 25, 2022, you are entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and during ordinary business hours at our offices at 7909 Parkwood Circle Drive, Houston, Texas for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation, we request that you vote via the Internet using the instructions in the Notice or, if you received a printed copy of the proxy materials, return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. You may revoke your proxy at any time if you wish to attend and vote in person.

By Order of the Board of Directors

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel and Secretary

Houston, Texas

April 8, 2022

NOV INC.

7909 Parkwood Circle Drive

Houston, Texas 77036

PROXY STATEMENT

Except as otherwise specifically noted in this Proxy Statement, the “Company,” “we,” “our,” “us,” and similar words in this Proxy Statement refer to NOV Inc.

ANNUAL MEETING:	Date: Tuesday, May 24, 2022
Time: 10:00 a.m. (Houston time)
Place: NOV Inc.
7909 Parkwood Circle Dr.
Houston, Texas 77036

AGENDA:	Proposal 1: To elect ten nominees as directors of the Company for a term of one year.

Proposal 2: To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022.

Proposal 3: To approve, on an advisory basis, the compensation of our named executive officers.

Proposal 4: To approve amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan.

The Board of Directors recommends that you vote “FOR” the election of the ten nominees for director (Proposal 1), “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022 (Proposal 2), “FOR” the approval of the compensation of our named executive officers (Proposal 3), and “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (Proposal 4).

RECORD DATE/ WHO CAN VOTE:	All stockholders of record at the close of business on March 25, 2022 (the “Record Date”) are entitled to vote. The only class of securities entitled to vote at the Annual Meeting is NOV Inc. common stock. Holders of NOV Inc. common stock are entitled to one vote per share at the Annual Meeting.

PROXIES SOLICITED BY:	Your vote and proxy is being solicited by the Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of the Board of Directors to all stockholders beginning on or about April 8, 2022. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

PROXIES:	If your properly executed proxy does not indicate how you wish to vote your common stock, the persons named on the proxy card will vote FOR election of the ten nominees for director (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for 2022 (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), and FOR the approval of the amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (Proposal 4).

REVOKING YOUR PROXY:	You can revoke your proxy at any time prior to the time that the vote is taken at the meeting by: (i) filing a written notice revoking your proxy; (ii) filing another proxy bearing a later date; or (iii) casting your vote in person at the Annual Meeting. Your last vote will be the vote that is counted.

QUORUM:	As of March 25, 2022, there were 392,824,830 shares of NOV Inc. common stock issued and outstanding. The holders of these shares have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 196,412,416 votes constitutes a quorum for adopting the proposals at the Annual Meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining a quorum, as will broker non-votes. A broker non-vote occurs when a broker is not permitted to vote on a matter without instructions from the beneficial owner of the shares and no instruction is given. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them.

VOTE REQUIRED FOR APPROVAL:

For the proposal to elect the ten director nominees (Proposal 1), our bylaws require that each director nominee be elected by the majority of votes cast with respect to such nominee (i.e., the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). For additional information regarding our majority voting policy, see page 5 of the Proxy Statement. With respect to the election of directors, you may vote “for” or “against” each of the nominees for the Board, or you may “abstain” from voting for one or more nominees. If you “abstain” from voting with respect to one or more nominees, your vote will have no effect on the election of such nominees. Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Broker non-votes will have no effect on the election of the director nominees. Please provide your broker with voting instructions so that your vote can be counted.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022 (Proposal 2), the proposal to approve the compensation of our named executive officers (Proposal 3), and the proposal to approve the amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (Proposal 4), will require the affirmative vote of a majority of the shares of our common stock entitled to vote and present in person or by proxy. An abstention will have the same effect as a vote “against” such proposal. With respect to Proposal 3 and Proposal 4, brokers are not permitted to vote your shares in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

MULTIPLE PROXY CARDS:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

HOUSEHOLDING:	The U.S. Securities and Exchange Commission (the “SEC”), has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a copy of these materials, other than the Proxy Card, to those stockholders. This process, which is commonly referred to as “householding,” can mean extra convenience for stockholders, potential benefits to the environment, and cost savings for the Company. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. Through householding, stockholders of record who have the same address and last name will receive only one copy of our Proxy Statement and Annual Report, unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of Proxy Statements and Annual Reports, or if you hold stock in more than one account and wish to receive only a single copy of the Proxy Statement or Annual Report for your household, please contact Broadridge Householding Department, in writing, at 51 Mercedes Way, Edgewood, New York 11717, or by phone at (866) 540-7095. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement and Annual Report, please notify your broker if you are a beneficial stockholder.

COST OF PROXY SOLICITATION:	We have retained InvestorCom, Inc. to solicit proxies from our stockholders at an estimated fee of $6,500, plus expenses. This fee does not include the costs of preparing, printing, assembling, delivering and mailing the Proxy Statement. The Company will pay for the cost of soliciting proxies. Some of our directors, officers and employees may also solicit proxies personally, without any additional compensation, by telephone or mail. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS:	This Proxy Statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2021 annual report are available via the Internet at:

http://investors.nov.com/phoenix.zhtml?c=97690&p=irol-sec and at www.proxyvote.com.

Pursuant to SEC rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record. Accordingly, beginning on or about April 8, 2022, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the Internet and on how to request a printed or electronic copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above. Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request. Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided or by voting via the Internet or by phone using the instructions provided on the proxy card.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on Tuesday, May 24, 2022.

The Company’s 2022 Proxy Statement and the Annual Report to Stockholders for the year ended 2021 are also available at: http://www.proxyvote.com

For directions to the Annual Meeting, please contact investor relations at 713-346-7500.

PLEASE VOTE – YOUR VOTE IS IMPORTANT

ELECTION OF DIRECTORS

PROPOSAL NO. 1 ON THE PROXY CARD

Clay C. Williams, Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Eric L. Mattson, Melody B. Meyer, William R. Thomas and Robert S. Welborn are nominees for directors for a one-year term expiring at the Annual Meeting in 2023, or when their successors are elected and qualified. Each of the nominees was elected as a director at the 2021 Annual Meeting, with the exception of Mr. Welborn, who joined the Board of Directors in October 2021. We believe each of the nominees will be able to serve if elected. However, if any nominee is unable to serve, the remaining members of the Board have authority to nominate another person, elect a substitute, or reduce the size of the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Vote Required for Approval

Our Bylaws require that each director be elected by the majority of votes cast with respect to such director in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (i.e., a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. Whether an election is contested or not is determined as of a date that is 14 days in advance of when we file our definitive proxy statement with the SEC. This year’s election was determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws and Corporate Governance Guidelines, each director must submit an advance, contingent, irrevocable resignation that the Board may accept if the director fails to be elected through a majority vote. In that situation, the Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will act on the Nominating/Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board as a “holdover director.” All director nominees are currently serving on the Board.

Brokers are not permitted to vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions so that your vote can be counted.

Key Attributes, Experience and Qualifications

The Company believes that each member of its Board of Directors possesses the basic attributes of being a director of the Company, namely having a reputation for integrity, honesty, candor, fairness and discretion. Each director has also become knowledgeable in major aspects of the Company’s business and operations, which has allowed the Board to provide better oversight functions to the Company. The Company considered the foregoing factors in determining that the board member should serve on the Board.

CLAY C. WILLIAMS, 59

Mr. Williams has been a Director of the Company since November 2013 and Chairman of the Board since May 2014. Mr. Williams has served as the Company’s Chief Executive Officer since February 2014 and as the Company’s President since December 2012. Mr. Williams served as the Company’s Chief Operating Officer from December 2012 until February 2014. Mr. Williams previously served as the Company’s Executive Vice President from February 2009 and as the Company’s Senior Vice President and Chief Financial Officer from March 2005 until December 2012. He served as Varco’s Vice President and Chief Financial Officer from January 2003 until its merger with the Company on March 11, 2005. From May 2002 until January 2003, Mr. Williams served as Varco’s Vice President Finance and Corporate Development. From February 2001 until May 2002, and from February 1997 until February 2000, he served as Varco’s VP-Corporate Development. Mr. Williams also serves as a director of Crestwood Equity Partners L.P. (NYSE: CEQP).

Mr. Williams has been an officer of a publicly traded company since 1997, occupying positions of increasing importance from VP-Corporate Development to Senior VP and CFO, to President and COO, to President and CEO. Mr. Williams has extensive experience with the Company and the oil service industry. Mr. Williams has an MBA degree from the University of Texas at Austin, as well as a Bachelor of Science degree in Civil/Geological Engineering from Princeton University. Mr. Williams has also gained valuable outside board experience from his tenure as a director of Benchmark Electronics, Inc.

GREG L. ARMSTRONG, 63

Mr. Armstrong has been a Director of the Company since March 2005 and previously served as a Director of Varco from May 20, 2004 until its merger with the Company on March 11, 2005. Mr. Armstrong is a co-founder and retired Chairman and CEO of Plains All American Pipeline, L.P. (NASDAQ: PAA), a publicly traded master limited partnership engaged in the business of marketing, gathering, transporting, terminalling and storing crude oil. Mr. Armstrong retired as CEO of Plains in October 2018 and as Chairman in December 2019 and continues to serve as a member of its board of directors. Mr. Armstrong retired as a director and Chair of The Federal Reserve Bank of Dallas at the end of 2021 after 7 years of service. Mr. Armstrong was elected to the board of Memorial Hermann Healthcare System in 2021. Mr. Armstrong is a member of the adjunct faculty for the University of Oklahoma’s Executive MBA in Energy program and the Advisory Board of the Cox School’s Maguire Energy Institute at Southern Methodist University.

Mr. Armstrong has over 35 years of experience being a certified public accountant (currently inactive) and eight years of experience serving as a chief financial officer. Mr. Armstrong was an officer of a publicly traded energy company from 1981 until 2018, occupying positions of increasing importance ranging from controller, to CFO, to COO and CEO, the latter of which spanned 26 years. Through service in these roles, he gained extensive experience in assessing the risks associated with various energy industry cycles.

MARCELA E. DONADIO, 67

Ms. Donadio has been a Director of the Company since April 2014. She was the Americas Oil & Gas Sector Leader of Ernst & Young LLP, from which she retired in March 2014. Ms. Donadio joined Ernst & Young LLP in 1976, serving since 1989 as audit partner for multiple companies in the oil and gas industry. She held various energy industry leadership positions until being named Americas Oil & Gas Sector Leader in 2007. In that role, she was responsible for one of the firm’s most significant industry groups in the U.S. and throughout the Americas. Ms. Donadio also served as spokesperson of the firm on business and industry issues affecting energy companies, including those relevant to accounting standards. Ms. Donadio also serves as a director of Marathon Oil Corporation (NYSE: MRO), an energy company, Norfolk Southern Corporation (NYSE: NSC), a transportation company, and Freeport-McMoRan (NYSE: FCX), a mining company.

Ms. Donadio provides valuable service and experience to the Audit Committee, due to her 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Ms. Donadio has in-depth experience on numerous audit engagements of global energy companies conducted in compliance with the Sarbanes-Oxley Act and under the financial reporting requirements of the SEC. Ms. Donadio earned a Bachelor of Science degree in Accounting from Louisiana State University and is a licensed certified public accountant in the State of Texas.

BEN A. GUILL, 71

Mr. Guill has served as a Director of the Company since 1999. He is a Founding Partner of White Deer Energy, a middle market private equity fund focused on energy investments. Until April 2007, he was President of First Reserve Corporation, a corporate manager of private investments focusing on the energy and energy-related sectors, which he joined in September 1998. Prior to joining First Reserve, Mr. Guill was the Managing Director and Co-head of Investment Banking of Simmons & Company International, an investment-banking firm specializing in the oil service industry.

Mr. Guill has an MBA degree and 25 years of experience in investment banking and 19 years of experience in private equity. Mr. Guill also served as president of a private investment firm focused on the energy sector. Mr. Guill has over 38 years of experience in the energy industry as an investment banker and private equity investor. Mr. Guill has also gained valuable outside board experience from his previous tenures as a director of: Emerald Oil, Inc., Dresser, Inc., Quanta Services, Inc., T-3 Energy Services, Inc., Chart Industries, Inc. and the general partner of Cheniere Energy Partners, L.P.

JAMES T. HACKETT, 68

Mr. Hackett has been a Director of the Company since April 2016. From February 2018 to February 2020, Mr. Hackett served as the Chairman of Alta Mesa Resources, Inc., an independent oil, gas, and NGL producer, gatherer, processor and transporter. Mr. Hackett was a Senior Advisor and Partner at Riverstone Holdings, LLC, an energy focused private investment firm from June 2013 to March 2020. Mr. Hackett also served as the Chairman of the Board from 2006 to 2013 and the Chief Executive Officer from 2003 to 2012 of Anadarko Petroleum Corporation. Before joining Anadarko, Mr. Hackett served as President and Chief Operating Officer of Devon Energy Corporation, following its merger with Ocean Energy, where he had served as Chairman, President, and Chief Executive Officer. Mr. Hackett has held senior positions at Seagull Energy Corporation, Duke Energy, and Pan Energy. He also held positions in engineering, finance and marketing with NGC Corp., Burlington Resources, and Amoco Oil Corp. Mr. Hackett also serves as a director of Enterprise Products Holdings, LLC (NYSE: EPD) and Fluor Corporation (NYSE: FLR).

Through the various leadership positions, he has held with several publicly traded energy companies, Mr. Hackett has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Hackett received a Bachelor of Science degree from the University of Illinois in 1975, a Master of Business Administration from Harvard Business School in 1979 and a Master of Theological Studies from Harvard Divinity School in 2016. Mr. Hackett has also gained valuable outside board experience from his previous tenures as a director of: Cameron International, Anadarko Petroleum Corporation, Bunge, Ltd., Halliburton Corporation, Federal Reserve Bank of Dallas and Temple-Inland, Inc, to name a few.

DAVID D. HARRISON, 74

Mr. Harrison has been a Director of the Company since August 2003. He served as Executive Vice President and Chief Financial Officer of Pentair, Inc., a diversified manufacturer in water technologies and enclosures businesses, from February 2000 until his retirement in February 2007. He also served as Executive Vice President and Chief Financial Officer of Pentair, Inc. from 1994 to 1996. From 1972 through 1994, Mr. Harrison held various domestic and international finance positions with a combination of General Electric and Borg-Warner Chemicals. Mr. Harrison served as a director of Navistar International Corporation until his retirement from the Board in October 2012. Navistar is a holding company whose wholly owned subsidiaries produce International® brand commercial trucks. Mr. Harrison retired as a director of James Hardie Industries (ASX: JHX; NYSE: JHX) in November 2021 after thirteen years of service. James Hardie is a leading fiber cement technology company.

Mr. Harrison provides valuable service and experience to the Audit Committee, due to his 30 years of being a certified management accountant and 15 years of experience serving as a chief financial officer and chief accounting officer of publicly traded companies. Mr. Harrison has 50 years of continuous experience in major domestic and foreign companies in a variety of different industries. Mr. Harrison’s experience outside the energy industry helps provide a different perspective for the Company. He has a bachelor’s degree in accounting and an MBA degree. He has also gained valuable outside board experience from his tenure as a director of Navistar International Corporation and James Hardie Industries, where he served as the Chairman of the Remuneration Committee and Nominations and Governance.

ERIC L. MATTSON, 70

Mr. Mattson has been a Director of the Company since March 2005. Mr. Mattson served as a Director of Varco (and its predecessor, Tuboscope Inc.) from January 1994 until its merger with the Company on March 11, 2005. Mr. Mattson served as the EVP-Finance of Select Energy Services, Inc., a public oil service company located in Houston until his retirement in March 2018. Mr. Mattson also served as Senior Vice President and Chief Financial Officer of VeriCenter, Inc., a private provider of managed hosting services, from 2003 until its acquisition in August 2007. From November 2002 until October 2003, Mr. Mattson worked as an independent consultant. Mr. Mattson was the Chief Financial Officer of Netrail, Inc., a private Internet backbone and broadband service provider, from September 1999 until November 2002. From July 1993 until May 1999, Mr. Mattson served as Senior Vice President and Chief Financial Officer of Baker Hughes Incorporated, a provider of products and services to the oil, gas and process industries. Mr. Mattson also serves as a director of Holly Energy Partners L.P. (NYSE: HEP). Mr. Mattson previously served as a director of Rex Energy Corporation until November 2018.

Mr. Mattson has an MBA degree and 44 years of financial experience, including 25 years as a chief financial officer of four different companies. Mr. Mattson has extensive experience in the oil service business, having worked in that industry for over 35 years. He also has extensive mergers and acquisitions experience of over 35 years on a global basis. Mr. Mattson has dealt with all facets of potential risk areas for a global energy service company, as a former chief financial officer of Baker Hughes, and brings that experience and perspective to the Company.

MELODY B. MEYER, 64

Ms. Meyer has been a Director of the Company since September 2017. Ms. Meyer was with Chevron for over 37 years and held various positions of increasing responsibility, including managing domestic and international operations, managing strategy and planning and leading new technology development for the organization. Ms. Meyer was the President of Chevron Asia Pacific Exploration and Production from 2011 until her retirement in 2016. Prior to that, Ms. Meyer served as the President of the Chevron Energy Technology Company from 2008 to 2011 and the Vice President of Chevron’s Gulf of Mexico business unit from 2004 to 2008. Ms. Meyer also serves as a director of BP p.l.c. (NYSE: BP), AbbVie Inc. (NYSE: ABBV), and Energy Internet Corporation.

Ms. Meyer provides valuable service and experience to the Audit Committee, due to her experience as a former long serving executive at Chevron. Ms. Meyer has extensive experience in the upstream oil and gas industry, having worked in that industry for over 37 years. During her lengthy career at Chevron, Ms. Meyer had P&L responsibility for major segments of upstream exploration and production portfolios and was responsible for strategy and planning, global portfolio, large capital projects, as well as dual supervising financial managers in line management roles.

WILLIAM R. THOMAS, 68

Mr. Thomas has been a Director of the Company since November 2015. Mr. Thomas is currently the Non-Executive Chairman of EOG Resources, Inc. (NYSE: EOG). From January 2014 to October 2021, Mr. Thomas served as the Chairman and CEO of EOG. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG, including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas was with EOG and its predecessor companies from 1979 until his retirement, effective October 2021.

Mr. Thomas provides valuable service and experience to the Audit Committee and Compensation Committee due to his over seven years of experience serving as a director of, and as the Chief Executive Officer of, EOG. Through his service at EOG and various leadership positions held with EOG, he has gained valuable knowledge of the oil and gas industry and extensive experience in assessing the risks associated with various energy industry cycles. Mr. Thomas received a Bachelor of Science degree in Geology from Texas A&M University in 1975.

ROBERT S. WELBORN, 49

Mr. Welborn has been a Director of the Company since October 2021. Since December 2021, Mr. Welborn has been serving as the Head of Meta Decision Science for Meta Inc. Prior to that, he was the Head of Programs Data Science, Small Business Group for Meta Inc. where he oversaw the development of solutions used by over 140 million businesses around the world. Before joining Meta Inc. in 2020, he held various positions within General Motors between 2018 and 2020, including Global Chief Data and Analytics Officer and served in several positions of increasing responsibility at USAA between 2009 and 2017, including Chief Data Scientist. From 1996 to 2009, Mr. Welborn was employed at Perot Systems and Wagonhound Investments.

Mr. Welborn provides valuable service and experience to the Audit Committee, due to his career experience, his current position as an executive at Meta Inc. and having successfully passed the first examination of the Chartered Financial Analyst certification, which largely focused on corporate finance, accounting, debt structure, and risk management. Mr. Welborn holds a Bachelor of Science in Engineering from Texas A&M University and a Master of Business Administration from the University of California, San Diego.

Your Board of Directors recommends that you vote “FOR” the election of the ten nominees for director.

COMMITTEES AND MEETINGS OF THE BOARD

Committees

The Board of Directors appoints committees to help carry out its duties. The Board of Directors has the following standing committees: Audit, Compensation, and Nominating/Corporate Governance. Last year, the Board of Directors met seven times and the committees met a total of 14 times. As an employee of the Company, Mr. Williams does not serve on any committees. The following table sets forth the committees of the Board of Directors and their members during 2021, as well as the number of meetings each committee held during 2021:

Committee
Director	Audit	Compensation	Nominating/Corporate Governance
Clay C. Williams
Greg L. Armstrong (Lead Director)
Marcela E. Donadio	M		M
Ben A. Guill		C
James T. Hackett			M
David D. Harrison	C
Eric L. Mattson		M	C
Melody B. Meyer	M		M
William R. Thomas	M	M
Robert S. Welborn	M
Number of Meetings Held in 2021	9	2	3
C: Chair M: Member

Attendance at Meetings

Each incumbent director attended at least 75% of the meetings of the Board and committees of which that director was a serving member.

Audit Committee

Messrs. Harrison (Chair), Thomas and Welborn and Mses. Donadio and Meyer are the current members of the Audit Committee. All members of this committee are “independent” within the meaning of the rules governing audit committees by the New York Stock Exchange, or NYSE.

The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures;

•

select and appoint the Company’s independent auditors, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent auditors, and establish the fees and other compensation to be paid to the independent auditors;

•	monitor the independence and performance of the Company’s independent auditors and internal audit function;

•

establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure or auditing matters, and provide an avenue of communication among the independent auditors, management, the internal audit function and the Board of Directors;

•	prepare an audit committee report as required by the SEC to be included in the Company’s annual proxy statement; and

•	monitor the Company’s compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Audit Committee Financial Expert/Literate

The Board has determined that all members of the Audit Committee are financially literate and meet the NYSE standard of having accounting or related financial management expertise. In addition, the Board has determined that each of Messrs. Harrison (Chair) and Thomas and Mses. Donadio and Meyer meet the SEC’s criteria of an Audit Committee Financial Expert.

Compensation Committee

Messrs. Guill (Chair), Mattson and Thomas are the current members of the Compensation Committee. All members of the Compensation Committee are independent as defined by the applicable NYSE listing standards.

The Compensation Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	discharge the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	approve and evaluate all compensation of directors and executive officers, including salaries, bonuses, compensation plans, policies and programs of the Company; and

•	administer all plans of the Company under which shares of common stock may be acquired by directors or executive officers of the Company.

A copy of the Compensation Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

Compensation Committee Interlocks and Insider Participation. Each of Messrs. Guill, Mattson and Thomas served on the Compensation Committee during 2021. None of these members is a former or current officer or employee of the Company or any of its subsidiaries, is involved in a relationship requiring disclosure as an interlocking executive officer/director, or had any relationship requiring disclosure under Item 404 of Regulation S-K.

Nominating/Corporate Governance Committee

Messrs. Mattson (Chair), Hackett and Mses. Donadio and Meyer are the current members of the Nominating/Corporate Governance Committee. All members of the Nominating/Corporate Governance Committee are independent as defined by the applicable NYSE listing standards.

The Nominating/Corporate Governance Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to:

•	ensure that the Board and its committees are appropriately constituted so that the Board and directors may effectively meet their fiduciary obligations to stockholders and the Company;

•	assess the continued service of Board members if material changes to their professional/employment status arise;

•	approve service by a director, the Chief Executive Officer or any other member of senior management on the board of directors of any other public company;

•	identify individuals qualified to become Board members and recommend director nominees to the Board for each annual meeting of stockholders and candidates to fill vacancies in the Board;

•	recommend to the Board annually the directors to be appointed to Board committees;

•	monitor, review, and recommend, when necessary, any changes to the Corporate Governance Guidelines; and

•

monitor and evaluate annually the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines.

A copy of the Nominating/Corporate Governance Committee Charter is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section.

BOARD OF DIRECTORS

Director Nomination Process and Diversity Considerations

The Nominating/Corporate Governance Committee has the responsibility of identifying candidates for election as directors, reviewing background information relating to candidates for director, and recommending to the Board of Directors nominees for directors to be submitted to stockholders for election. It is the policy of the Nominating/Corporate Governance Committee to consider director candidates recommended by stockholders. Nominees to be evaluated by the Nominating/Corporate Governance Committee are selected by the Nominating/Corporate Governance Committee from candidates recommended by multiple sources, including, candidates recommended to the Board by third parties, candidates identified by independent search firms (which firms may be paid by the Company for their services), other directors, management and stockholders, all of whom will be evaluated based on the same criteria. As of March 25, 2022, we had not received any recommendations from stockholders for potential director candidates. All of the current nominees for director are standing members of the Board that are proposed by the entire Board for re-election. Written suggestions for nominees should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

The Board of Directors believes that nominees should reflect the following characteristics:

•	have a reputation for integrity, honesty, candor, fairness and discretion;

•	be knowledgeable, or willing to become so quickly, in the critical aspects of the Company’s businesses and operations;

•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, the senior management of at least one substantial enterprise; and

•	have a range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the full scope of the Company’s operations and interests.

The Board values diversity and seeks to achieve a mix of directors that represents a diversity of viewpoints, backgrounds and experiences. The Board considers diversity in a variety of different ways and in a fairly expansive manner when identifying nominees for director. In evaluating the overall qualifications of a prospective nominee, the Nominating/Corporate Governance Committee and Board will take into account the individual’s professional experience, including experience in the oil and gas industry, education, skills, gender, race and other qualities and attributes that contribute to board heterogeneity.

The Nominating/Corporate Governance Committee reviews Board composition annually to ensure that the Board reflects the knowledge, experience, skills, expertise, and diversity required for the Board to fulfill its duties. If and when the need arises for the Company to add a new director to the Board, the Nominating/Corporate Governance Committee will take every reasonable step to ensure that diverse candidates (including, women and other diverse candidates) are in the pool from which nominees are chosen and strive to obtain diverse candidates by searching in traditional corporate environments, as well as government, academia, and non-profit organizations.

Director Commitment Policy

Directors are expected to devote sufficient time to fulfill their responsibilities as directors of the Company. Accordingly, unless approved by the Board, a director may serve on the board of other public companies but shall limit such service to no more than four (4) boards of directors, including the Company’s Board (excluding private companies and other non-public companies). The Board retains the discretion to retain, appoint or nominate for election candidates who sit on more than four (4) other public company boards of directors if the Board considers the addition of such candidate to the Board to be in the best interests of the Company and its stockholders. Directors shall seek approval from the Nominating/Corporate Governance Committee prior to joining the board of any other public company. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for, and attend, meetings of the Board and its committees on a reasonably regular basis.

Under the policy, the Nominating/Corporate Governance Committee Conduct shall conduct an annual assessment of each Director to determine if he or she devoted sufficient time to the affairs of the Company necessary to carry out the responsibilities of a Director and affirm that all directors are compliant with the Company’s policy concerning other public company directorships as set forth in the Company’s Corporate Governance Guidelines. The Nominating/Corporate Governance Committee shall consider the number of other public company boards on which a Director is a member and shall consider whether that Director’s membership on such other board(s) is, or has the potential to be, in conflict with the duties of membership of the Board.

The following are some of the key skills and experience, as well as background details of our Board.

	Greg	Marcela	Ben	James	David	Eric	Melody	William	Robert	Clay
	Armstrong	Donadio	Guill	Hackett	Harrison	Mattson	Meyer	Thomas	Welborn	Williams
Skills & Experience
Operations	✓			✓	✓		✓	✓		✓
International business		✓		✓	✓	✓	✓	✓	✓	✓
Risk management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial expertise/literacy	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Strategic planning	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Oil & gas industry	✓	✓	✓	✓	✓	✓	✓	✓		✓
Engineering/technology				✓	✓	✓	✓	✓	✓	✓
Sales/marketing	✓			✓	✓	✓		✓	✓
Background
Age	63	67	71	68	74	70	64	69	49	59
Gender	Male	Female	Male	Male	Male	Male	Female	Male	Male	Male
Race	White	Hispanic	White	White	White	White	White	White	Hispanic	White
Year joined Board	2005	2014	1999	2016	2003	2005	2017	2015	2021	2013
Independent	✓	✓	✓	✓	✓	✓	✓	✓	✓

Nominations of persons for election to the Board of Directors may be made at an annual or special meeting of stockholders by any stockholder entitled to vote for the election of directors at the meeting, who complies with the notice procedures set forth in Article II, Section 9 of our Amended and Restated Bylaws dated as of January 1, 2021 (the “Bylaws”), and who is a stockholder of record both at the time of the giving of notice provided for in Article II, Section 9 of the Bylaws and at the time of the meeting. Such nominations shall be made pursuant to timely notice in writing to our Secretary. To be timely under Article II, Section 9 of the Bylaws, a stockholder’s notice must be delivered to and received by our Secretary at our principal executive offices by hand or by certified or registered mail, return receipt requested: (i) with respect to an election to be held at an annual meeting of stockholders, not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the first anniversary of the date on which we released our proxy materials for the preceding year’s annual meeting; provided, however, that in the event the annual meeting of stockholders is to be held more than thirty (30) days before or more than thirty (30) days after the first anniversary of the date of the preceding year’s annual meeting, not less than one hundred twenty (120) days prior to the date of such annual meeting or the tenth (10th) day following the public announcement of the date of such annual meeting; and (ii) with respect to an election to be held at a special meeting of stockholders, other than a request of a stockholder or stockholders pursuant to Article II, Section 4 of the Bylaws requesting that a special meeting be called to elect Directors pursuant to the requirements of that section, not later than the close of business on the tenth (10th) day following the first public announcement of the date of such special meeting. In no event shall any adjournment, rescheduling or postponement of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Article II, Section 9 of the Bylaws prescribes specific information that must be included in a stockholder’s notice, eligibility requirements for the proposed nominee and other requirements for a valid nomination. With respect to our annual meeting of stockholders for 2023, a stockholder’s notice to nominate a person for election as director must be received no earlier than November 9 2022 and no later than December 9, 2022. Article II, Section 10 of the Bylaws prescribes the procedures and requirements for inclusion of a stockholder nominee in our proxy materials.

AUDIT COMMITTEE REPORT

The responsibilities of the Audit Committee, which are set forth in the Audit Committee Charter adopted by the Board of Directors, include providing oversight to the Company’s financial reporting process through periodic combined and separate meetings with the Company’s independent auditors and management to review accounting, auditing, internal controls and financial reporting matters. The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls. The Audit Committee, in carrying out its role, relies on the Company’s senior management, including senior financial management, and its independent auditors.

In this context, during the quarterly in person and virtual meetings of the committee, the Audit Committee meets separately in executive session with the Internal Audit Vice President, the Chief Compliance Officer, the Senior Vice President and General Counsel, the Senior Vice President and Chief Financial Officer and the independent audit partner, without other management being present. The Audit Committee Chair receives regular reports of any “hotline” activity from the Internal Audit Vice President and/or Chief Compliance Officer.

The Audit Committee reviewed and discussed with senior management the audited financial statements included in the Company’s 2021 Annual Report on Form 10-K. Management has confirmed to the Audit Committee that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States (“GAAP”).

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The Audit Committee has appointed Ernst & Young LLP as the Company’s independent external auditor for fiscal year 2021. The Audit Committee pre-approves the audit fees for all audit services provided by Ernst & Young LLP.

The Audit Committee discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed under the applicable rules of the Public Company Accounting Oversight Board (“PCAOB”), which require independent auditors to communicate certain matters related to the conduct of an audit to those who have responsibility for oversight of the financial reporting process. Among the matters to be communicated to the audit committee are: (1) methods used to account for significant unusual transactions; (2) the effect of critical and significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus; (3) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; (4) critical audit matters which were material and involved especially challenging, subjective or complex judgements; and (5) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and the disclosures in the financial statements. In addition, the Audit Committee reviewed with Ernst & Young LLP their judgment as to the quality, not just the acceptability, of the Company’s accounting principles.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB, regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and has discussed Ernst & Young LLP’s independence with Ernst & Young LLP.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2021 Annual Report on Form 10-K.

Notwithstanding the foregoing, the Audit Committee’s charter clarifies that it is not the Audit Committee’s duty to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with GAAP. Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of financial statements in accordance with GAAP. Management is also responsible for assuring compliance with laws and regulations and the Company’s corporate policies, subject to the Audit Committee’s oversight in the areas covered by the Audit Committee’s charter. The independent auditors are responsible for expressing opinions on those financial statements and on the effectiveness of the Company’s internal control over financial reporting.

Members of the Audit Committee

David D. Harrison, Committee Chair

Marcela E. Donadio

Melody B. Meyer

William R. Thomas

Robert S. Welborn

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

PROPOSAL NO. 2 ON THE PROXY CARD

Information Regarding our Independent Auditors

The Audit Committee of the Board of Directors has reappointed Ernst & Young LLP as independent auditors of the Company for 2022. Stockholders are being asked to vote upon the ratification of the appointment. We expect representatives of Ernst & Young LLP to attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022 will require approval of a majority of the shares of our common stock entitled to vote and present in person or by proxy. In accordance with NYSE rules, a proposal to ratify independent auditors is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions, which will be counted as votes present for the purpose of determining a quorum, will have the effect of a vote against the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of Ernst & Young LLP as independent auditors. In the event the stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Approval of the proposal will in no way limit the Audit Committee’s ability to terminate or otherwise change the engagement of Ernst & Young LLP for 2022.

Audit Fees

The Audit Committee pre-approves all services provided by the Company’s independent auditors to the Company and its subsidiaries. Consideration and approval of such services generally occurs in the regularly scheduled quarterly meetings of the Audit Committee. The Audit Committee has delegated the Audit Committee Chair to pre-approve allowed non-audit services, subject to review by the full committee at the next regularly scheduled meeting. The Audit Committee has considered whether the provision of all services other than those rendered for the audit of the Company’s financial statements is compatible with maintaining Ernst & Young LLP’s independence and has concluded that their independence is not compromised.

The following table sets forth Ernst & Young LLP’s fees for services rendered during 2021 and 2020. All services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

	2021	2020

	(in thousands)
Audit Fees	$8,657	$8,536
Audit Related Fees	$10	$15
Tax Fees(1)	$4,962	$5,312
All Other Fees	$15	—
Total	$13,644	$13,862

(1)	Consists primarily of fees for compliance, planning and advice with respect to various domestic and foreign corporate tax matters.

Your Board of Directors recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP.

APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3 ON THE PROXY CARD

A proposal will be presented at the meeting asking stockholders to approve on an advisory basis the compensation of the Company’s named executive officers as described in this proxy statement.

Why You Should Approve our Executive Compensation Program

The Company’s compensation philosophy is designed to attract and retain executive talent and emphasize pay for performance, including the creation of stockholder value and when required, the reduction in costs as needed to preserve shareholder value. The Company encourages its stockholders to read the Executive Compensation section of this Proxy Statement, including the compensation tables, as well as the Compensation Discussion and Analysis (CD&A) section of this Proxy Statement, for a more detailed discussion of our compensation programs and policies. The Company believes its compensation programs and policies are appropriate and effective in implementing its compensation philosophy and in achieving its goals, and that they are aligned with stockholder interests and worthy of continued stockholder support.

In the past, our stockholders have overwhelmingly approved the compensation of our named executive officers. In May 2021, our stockholders approved, on an advisory basis, the compensation of our named executive officers with approximately 98% of stockholder votes cast in favor of our say-on-pay resolution. We believe this strong result indicates general approval from our stockholders of the Company’s existing approach to its compensation programs and policies.

We believe that stockholders should consider the following in determining whether to approve this proposal:

Performance-Based Compensation and Long-Term Incentives

•

Annual Incentive Plan awards are aligned with our performance: The Company’s Annual Incentive Plan is designed to incentivize near term-generation of EBITDA, a measure of profitability, and improvement in working capital efficiency, both of which play a role the generation of free cash flow. For 2021, the Company’s focus on improving its working capital efficiency continued to result in stronger performance with modified working capital as a percent of revenue decreasing from 52% to 40% year over year. Despite this meaningful improvement, the stretch targets that were set for incentive compensation for 2021 resulted in performance that was just short of working capital targets. Similarly, while the Company achieved many business objectives in 2021, the Company fell short of Adjusted EBITDA targets, but exceeded its minimal entry level target. As a result, our named officers realized a payout equal to 26% of target.

•

Long-term incentives linked to shareholder value: Long-term incentives comprise the largest portion of pay for our named executive officers. The Company’s long-term incentive awards consist of stock options, restricted stock and performance share awards (as used herein, the terms “performance awards” and “performance share awards” shall have the same meaning), which reward the named executive officers for financial returns, absolute stock price appreciation, and relative shareholder return performance. Performance share awards are tied to the Company improving its absolute return on capital and outperforming other oilfield service stocks.

•

Minimum three-year vesting for equity awards: One material concern of our Board has been retention of strong management, as the Company has navigated a challenging market environment. The Company’s compensation program is designed to enhance retention of key management through a three-year vesting of equity awards.

•

New Energy Transition Performance Measure: In 2022, the Company introduced a new energy transition performance measure to its annual incentive plan design. The new measure will be tied to revenues earned from the Company’s energy transition product and service offerings.

Summary of Good Governance and Risk Mitigating Factors

•	Limited Bonus Payouts: Bonus awards cannot exceed 200% of target, thus capping payouts for short-term performance.

•	Balanced Pay Mix: The mix of pay is balanced between annual and long-term compensation.

•	Multiple Year Vesting of Long-Term Incentives: Long-term incentive awards do not vest in their entirety until three years after the grant.

•

Performance-Based CEO Pay: CEO base salary level has generally been below the competitive peer median. Moreover, CEO compensation does not include any discretionary bonus award. Instead, the CEO’s bonus is entirely formulaic, based on the Company’s financial performance against a budget target approved by the Board. The budget typically requires management execute cost reductions in years in which it faces challenging market conditions, such as 2021. Additionally, the CEO (Mr. Clay C. Williams) voluntarily reduced his base salary in May 2020 from $940,000 to $750,000 in light of the severe industry downturn and difficult 2020 operating environment. This was the third year within the past seven years that the CEO voluntarily reduced his base salary. In January 2021, the Compensation Committee reinstated the CEO’s annual base salary of $940,000.

•

Adoption of Executive Stock Ownership Guidelines: The Company has stock ownership guidelines for executive officers that help align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful level of the Company’s stock.

•

Clawback Policy: Awards of long-term equity compensation and compensation under the Company’s annual cash incentive plan can be recouped by the Compensation Committee if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements.

•

Returns Focused Incentives: The performance measures for the Company’s Annual Incentive Plan (i.e., Adjusted EBITDA with a working capital modifier) encourage the reduction of costs and inventory levels and the improvement of cash flow and working capital. Additionally, the long-term incentive includes a value-creation metric aligned with generating financial returns above the cost of capital, thereby encouraging the prudent deployment of capital over the long term.

The Company’s compensation program for its named executive officers has been thoughtfully designed to support the Company’s long-term business strategies and drive creation of stockholder value. During challenging market conditions such as those experienced over the past few years, the program is designed to incentivize proactive measures to reduce operating costs, such as workforce reductions and facility consolidation and closures. The program does not encourage excessive risk-taking by management. Nor does it encourage sacrificing longer-term investments that will create shareholder value over a long-term horizon. It strikes a balance of incentivizing necessary short-term tactical measures with the continued cultivation of longer-term corporate opportunities. It is aligned with the competitive market for talent, and highly sensitive to Company performance. The Company believes its program delivers reasonable pay that is strongly linked to Company performance over time.

The following resolution will be submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2022 Summary Compensation Table included in the proxy statement for this meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section entitled “Executive Compensation”, including the compensation tables and other narrative executive compensation disclosures set forth under that section, as well as the section in the proxy statement entitled “Compensation Discussion and Analysis”.”

This advisory vote on the compensation of the Company’s named executive officers gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies. Although your vote on executive compensation is not binding on the Company, the Board values the views of stockholders. The Board and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the compensation of our named executive officers.

APPROVAL OF AMENDMENTS TO THE NATIONAL OILWELL VARCO, INC.

2018 LONG-TERM INCENTIVE PLAN

PROPOSAL NO. 4 ON THE PROXY CARD

In 2018, the stockholders approved the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (the “2018 Equity Plan”) and authorized 17,800,000 shares for issuance. In 2019, the stockholders approved an amendment to the 2018 Equity Plan to increase by 2,400,000 the number of authorized shares available under the 2018 Equity Plan. In 2020, the stockholders approved an amendment to the 2018 Equity Plan to increase by 22,500,000 the number of authorized shares available under the 2018 Equity Plan.

As of March 25, 2022, of the 42,700,000 shares authorized for issuance under the 2018 Equity Plan, there were 4,086,778 shares remaining available for future grants under the 2018 Equity Plan (counting performance awards at target performance level). The 2018 Equity Plan is the only Company equity plan from which shares remain available for future grants. The Compensation Committee of the Board of Directors and the Board itself considers this number to be inadequate to achieve the stated purpose of the 2018 Equity Plan in the future; namely, to promote the long-term financial interests of the Company by: (i) encouraging directors, officers and employees of the Company to acquire an ownership position in the Company; (ii) enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability; and (iii) providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders.

The Board has approved, and stockholders are being asked to approve, amendments to the 2018 Equity Plan, which will be documented through a restatement of the 2018 Equity Plan (the “Restatement”). The proposed amended and restated 2018 Equity Plan, highlighting the proposed changes, is provided as Appendix I to this Proxy Statement. You should read Appendix I in its entirety, as the following summary of the proposed changes and the 2018 Equity Plan is not exhaustive.

The Company’s proposal would increase by 13,000,000 the number of authorized shares available for issuance under the 2018 Equity Plan – resulting in a total of 55,700,000 shares authorized under the 2018 Equity Plan. This increase would result in 17,086,778 shares being available for future grants, including the number of shares remaining available on March 25, 2022.

The Company proposes to utilize shares authorized under the 2018 Equity Plan under a fungible ratio design, whereby options and stock appreciation rights will reduce the number of available shares under the 2018 Equity Plan on a 1-for-1 basis and full value awards, such as restricted stock and performance awards, will reduce the number of available shares on a 1.5-for-1 basis.

The proposed increase to the number of authorized shares available under the 2018 Equity Plan and the change to the fungible ratio are the only substantive amendments to the 2018 Equity Plan, however the name of the 2018 Equity Plan and the Restatement date have also been revised.

As of March 25, 2022, there were 392,824,830 shares of NOV Inc. common stock issued and outstanding. If the additional 13,000,000 of authorized shares is approved by the stockholders, then the additional 13,000,000 shares of our common stock that could be issued under the 2018 Equity Plan, as of March 25, 2022, would represent approximately 2.96% of the total number of shares of our common stock outstanding on a fully diluted basis as of such date. In determining this percentage, we divided the new shares requested by the common shares outstanding plus the new shares added, plus the shares reserved for outstanding stock options, plus unvested full value awards and plus the shares remaining available for future grants. However, we expect in the future, to continue to grant full value awards, such as restricted stock, which count against available shares under the 2018 Equity Plan on a 1.5-to-1 basis and would reduce this dilution percentage.

The Company’s proposal would also change the name of the 2018 Equity Plan to the “NOV Inc. Long-Term Incentive Plan”.

Reasons for Seeking Shareholder Approval

The 2018 Equity Plan provides for long-term compensation and incentive opportunities for directors, executives and key employees of the Company and its subsidiaries. The Board believes that the future success of the Company is dependent upon the quality and continuity of management, and that compensation programs such as stock options and restricted stock grants are important in attracting and retaining individuals of superior ability and in motivating their efforts on behalf of the Company.

Shareholder approval of the Restatement is required under the rules of the NYSE applicable to the Company. If the Restatement is not approved, the Restatement will not go into effect. If that occurs, awards may continue to be made under the 2018 Equity Plan in accordance with its terms until the shares remaining for Awards under the 2018 Equity Plan are exhausted. The Company is also asking the stockholders to approve the Restatement for purposes of Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”).

Securities Authorized for Issuance under Equity Compensation Plans

As of March 25, 2022, there were 7,451,752 full-value awards outstanding (i.e., performance awards/restricted stock grants, counting performance awards at target performance level) and 21,633,632 options outstanding under all Company equity plans (including the 2018 Equity Plan and all discontinued Company equity plans).

As of March 25, 2022, the weighted-average exercise price and the weighted-average remaining term for the Company’s outstanding stock options under all Company equity plans were $42.47 and 4.77 years, respectively.

As of March 25, 2022, there were 392,824,830 shares of NOV Inc. common stock issued and outstanding.

The following table sets forth information as of March 25, 2022, with respect to compensation plans under which our common stock may be issued:

Plan Category	Number of securities to be issued upon exercise of warrants and rights (a)	Weighted-average exercise price of outstanding rights (b)	Number of securities remaining available for equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	21,633,632	$$42.47	4,086,778
Equity compensation plans not approved by security holders	—	—	—

Total	21,633,632	$$42.47	4,086,778

(1)	Shares could be issued through equity instruments other than stock options, warrants or rights; however, none are anticipated during 2022.

Vote Required for Approval

Approval of the proposal to approve the amendment of the 2018 Equity Plan will require the affirmative vote of the majority of the votes cast on the proposal. An abstention will have the same effect as a vote “against” such proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the adoption of the 2018 Equity Plan.

Description of the Plan

The following summary describes briefly the principal features of the proposed 2018 Equity Plan, as amended, and is qualified in its entirety by reference to the full text of the proposed 2018 Equity Plan, which is provided as Appendix I to this Proxy Statement.

General Terms

The purpose of the 2018 Equity Plan is to promote the long-term financial interests of the Company, including its growth and performance, by encouraging directors, officers and employees of the Company and its affiliates to acquire an ownership position in the Company, by enhancing the ability of the Company to attract and retain directors, officers and key employees of outstanding ability, and by providing directors, officers and key employees with an interest in the Company aligned with that of the Company’s stockholders. It is not possible to determine at this time the number of shares of Company common stock covered by options or restricted stock awards that may be granted in the future under the 2018 Equity Plan to any employee.

Administration

Generally, the 2018 Equity Plan will be administered by the Compensation Committee, which is and will be composed of independent directors of the Company. The Board will administer the 2018 Equity Plan as to awards to members of the Board. In addition, the Compensation Committee has the authority to delegate to one or more members of the Board or one or more officers of the Company the power to administer the plan as to employees, other than persons subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee will have full authority, subject to the terms of the 2018 Equity Plan, to establish rules and regulations for the proper administration of the 2018 Equity Plan, to select the employees, consultants and directors to whom awards are granted, and to set the date of grant, the type of award that shall be made and the other terms of the awards.

Eligibility

All employees, consultants and directors of the Company and its affiliates are eligible to participate in the 2018 Equity Plan. The selection of those employees, consultants and directors, from among those eligible, who will receive awards is within the discretion of the Compensation Committee. As of February 28, 2022, there were approximately 26,292 worldwide employees working for the Company and its affiliates who were eligible to participate in the long-term incentive plan. Of the approximate 28,832 worldwide employees, approximately 1,432 were contingent workers and approximately 1,108 were temporary employees (the majority of which were non-US employees) and a small subset of these groups may be classified by the Company as “consultants”. It is not possible at this time to determine the benefits or amounts that will be received by or allocated to eligible participants under the 2018 Equity Plan.

Term of the Plan

The 2018 Equity Plan will terminate on May 11, 2028, after which time no additional awards may be made or options granted under the 2018 Equity Plan.

Number of Shares Subject to 2018 Equity Plan and Award Limits

A total of 17,086,778 shares will be available for future grants under the 2018 Equity Plan.

In connection with the granting of an option or stock appreciation rights (“SAR”), the number of shares available for issuance under the 2018 Equity Plan shall be reduced by the number of shares in respect of which the option or SAR is granted or denominated. For example, upon the grant of stock-settled SARs, the number of shares available for issuance shall be reduced by the full number of SARs granted, and the number of shares available for issuance shall not thereafter be increased upon the exercise of the SARs and settlement in shares, even if the actual number of shares delivered in settlement of the SARs is less than the full number of SARs exercised. In connection with the granting of an award that is not an option or SAR, the number of shares available for issuance under the 2018 Equity Plan shall be reduced by a number of shares equal to the product of (i) the number of shares in respect of which the award is granted, and (ii) 1.5. However, awards that by their terms do not permit settlement in shares shall not reduce the number of shares available for issuance under the 2018 Equity Plan.

Any shares that are tendered by a participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an award under the 2018 Equity Plan shall not be added back to the number of shares available for issuance under the 2018 Equity Plan.

Whenever any outstanding option or other award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of shares, the number of shares available for issuance under the 2018 Equity Plan shall be increased by the number of shares allocable to the expired, forfeited, cancelled or otherwise terminated option or other award (or portion thereof). For the sake of clarification, with respect to awards that are not stock options and were issued prior to May 24, 2022, the number of shares available for issuance when the award expires, is forfeited, is cancelled or is otherwise terminated shall be increased by the number of shares cancelled, forfeited or otherwise terminated on a 2.5-for-1 basis. In contrast, for awards that are not stock options, are issued on or after May 24, 2022, and are subsequently cancelled, forfeited or otherwise terminated, the number of shares available for issuance shall be increased by the number of shares cancelled, forfeited or otherwise terminated on a 1.5-for-1 basis. To the extent that any award is forfeited, or any option or SAR terminates, expires or lapses without being exercised, the shares subject to such awards will not be counted as shares delivered under the 2018 Equity Plan.

No participant may receive awards with respect to more than 4,000,000 shares in any calendar year. The maximum amount of awards denominated in cash that may be granted to any participant during any calendar year may not exceed $10,000,000. The maximum value for any award issued to a director during any calendar year, determined on the date of grant, may not exceed $600,000. The limitations described in the preceding two sentences may be adjusted upon a reorganization, stock split, recapitalization or other change in the Company’s capital structure.

Types of Awards

The 2018 Equity Plan permits the granting of any or all of the following types of awards (“Awards”): (1) stock options, (2) restricted stock, (3) restricted stock units, (4) performance awards, (5) phantom shares, (6) stock appreciation rights, (7) stock payments, and (8) substitute awards.

Restricted Stock

Awards may be granted in the form of restricted stock (“Restricted Stock Award”). Restricted Stock Awards may be awarded in such numbers and at such times as the Compensation Committee may determine. Restricted Stock Awards will be subject to certain terms, conditions or restrictions, including vesting terms that may be linked to performance criteria or other specified criteria including passage of time. The Compensation Committee may, in its discretion, waive any restrictions on any outstanding Restricted Stock Award as of a date determined by the Compensation Committee. Cash dividends paid with respect to a Restricted Stock Award will not be paid during the vesting period but shall be accrued and paid in cash at the time, and to the extent, the underlying shares of Company common stock are delivered.

Performance Awards

The Compensation Committee may, in its sole discretion, grant Performance Awards under the 2018 Equity Plan that may be paid in cash, shares of Company common stock, or a combination thereof as determined by the Compensation Committee. At the time of the grant, the Compensation Committee will establish the maximum dollar amount of each Performance Award, the performance goals which may be linked to performance criteria or other specified criteria, including passage of time, and the performance period over which the performance goals will be measured.

Performance Awards will be granted by the Compensation Committee no later than ninety days following the commencement of the performance period, will designate, in writing, the performance criteria applicable to the performance period, and establish performance goals and amounts of awards, as applicable, which may be earned for the performance period. Following the completion of the performance period, the Compensation Committee must certify in writing whether the applicable performance goals have been achieved for the performance period, and no award or portion of an award will be considered earned or vested until the Compensation Committee certifies in writing that the conditions to which the distribution, earning or vesting of such award is subject have been achieved.

If a change of control occurs during a performance period and a Participant is employed by the Company or one of its Affiliates on the date a Change of Control occurs and the Participant’s employment is, within the 24 month period commencing on the effective date of such Change of Control, either involuntarily terminated by the Company or, if the Participant has an employment agreement which permits resignation for “good reason”, the Participant resigns for “good reason” as defined in such employment agreement (each referred to as a “Qualifying Termination”), the payment level for any then outstanding Performance Awards shall be the greater of (i) the amount payable if each of the performance criteria shall be deemed to be satisfied at the target payment level, provided the Award shall be prorated based on the total number of days during the performance period prior to the date of the Employee’s Qualifying Termination in relation to the total number of days during the performance period, or (ii) the amount payable based on the actual performance for each of the performance criteria through the date of the Employee’s Qualifying Termination.

Stock Options

The term of each option will be as specified by the Compensation Committee at the date of grant (but not more than ten years). The effect of the termination of an optionee’s employment, consulting relationship, or membership on the Board will be specified in the Award agreement that evidences each option grant. The Compensation Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an option may vest and be exercised. The period during which an option is exercisable shall be set forth in the Award agreement. No portion of an option which is unexercisable at termination of the participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Compensation Committee either in the Award agreement or by action following the grant of the option. At the election of the Compensation Committee, any option may be exercised by an optionee with a “net exercise”.

The option price will be determined by the Compensation Committee and will be no less than the fair market value of the shares on the date that the option is granted, except for adjustments for certain changes in the Company’s common stock.

The Compensation Committee may determine the method by which the option price may be paid upon exercise, including in cash, check, other shares of Company common stock owned by the optionee, shares issuable upon option exercise, other securities or property, withholding of shares, or by a combination thereof. The 2018 Equity Plan also allows the Compensation Committee, in its discretion, to establish procedures pursuant to which an optionee may affect a cashless broker exercise of an option. No participant who is a member of the board of directors or an executive officer shall be permitted to pay the exercise price or tax withholding obligation of an option or any other Award in any method that would violate Section 13(k) of the Exchange Act.

Restricted Stock Units

Restricted Stock Units are rights to receive shares of Company common stock, which vest over a period of time as established by the Compensation Committee and with the satisfaction of certain performance criteria or objectives. The Compensation Committee may, in its discretion, require payment or other conditions of the Participant respecting any Restricted Stock Unit. The Compensation Committee shall establish, with respect to and at the time of each Restricted Stock Unit, a period over which the award shall vest with respect to the Participant. Following the end of the vesting period for a Restricted Stock Unit (or at such other time as the applicable Restricted Stock Unit Agreement may provide), the holder of a Restricted Stock Unit shall be entitled to receive one share of Stock for each Restricted Stock Unit then becoming vested or otherwise able to be settled on such date. Cash dividend equivalents will not be paid during the vesting period but shall be accrued and paid in cash at the time, and to the extent, the underlying shares of Company common stock are delivered.

A Restricted Performance Unit will terminate if the Participant does not remain continuously in the employ of the Company and its subsidiaries or does not continue to perform services as a consultant or a director for the Company and its subsidiaries at all times during the applicable vesting period, except as may be otherwise determined by the Compensation Committee. The terms and provisions of Restricted Stock Unit Agreements need not be identical.

Phantom Shares

Phantom Shares under the 2018 Equity Plan are awards of, or rights to receive amounts equal to, a specified number of shares of Company common stock over or following a specific period of time. Such awards may be subject to fulfillment of conditions, which may be linked to performance criteria or other specified criteria, including the passage of time, if any, as the Compensation Committee may specify.

Payment of Phantom Shares may be made in cash, Company common stock, or a combination thereof and shall be paid in a lump sum or installments, following the close of the performance period or at such later deferral date elected by the participant each as prescribed by the Compensation Committee. Any payment to be made in cash will be based on the fair market value of the Company’ common stock on the payment date. For this purpose, fair market value shall be based on the closing price of the Company’s common stock on the NYSE on the day the Phantom Shares become vested.

Stock Appreciation Rights

The Compensation Committee may grant to employees, consultants and directors stock appreciation rights, which consist of a right to receive amounts equal to the share appreciation in the Company’s common stock over a specified period of time. The payment may be made in shares of Company common stock, cash or both. A SAR may be granted (1) in connection and simultaneously with the grant of an option, (2) with respect to a previously granted option, or (3) independent of an option.

Stock Payments

Stock Payments may be awarded in such number of shares of Company common stock and may be based upon performance criteria or other specific criteria, if any, as determined appropriate by the Compensation Committee, determined on the date such Stock Payment is made or on any date thereafter. Stock Payments may be made as part of any bonus, deferred compensation or other arrangement, in lieu of all or any portion of such compensation. Cash dividends paid with respect to Stock Payments will not be paid during the vesting period but shall be accrued and paid in cash at the time, and to the extent, the underlying shares of Company common stock are delivered.

Substitute Awards

The Compensation Committee may also grant to individuals who become employees, consultants or directors of the Company or its subsidiaries in connection with a merger or other corporate transaction awards under the 2018 Equity Plan in substitution of an award such person may have held under his or her prior employer’s plan. It is expected that a substitute award will have substantially the same terms as the award it replaces.

Dividend Treatment for Performance Based Awards

Distributions on shares of Company common stock underlying performance awards or awards with performance criteria, including dividends and dividend equivalents, will accrue and be held by the Company without interest until the award with respect to which the distribution was made becomes vested or is forfeited and then paid to the award recipient or forfeited, as the case may be.

Federal Income Tax Consequences

The following is a brief summary of the U.S. federal income tax consequences of the grant, vesting and exercise of awards under the 2018 Equity Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to the “Company” in this summary mean NOV Inc., or any affiliate of NOV Inc. that employs or receives the services of a recipient of an award under the 2018 Equity Plan. Individuals receiving awards under the 2018 Equity Plan should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Incentive Stock Options

An optionee will not recognize any taxable income at the time of the award of an incentive stock option. In addition, an optionee will not recognize any taxable income at the time of the exercise of an incentive stock option (although taxable income may arise at the time of exercise for alternative minimum tax purposes) if the optionee has been an employee of the Company at all times beginning with the option award date and ending three months before the date of exercise (or twelve months in the case of termination of employment due to disability). If the optionee has not been so employed during that time, the optionee will be taxed as described below for non-statutory stock options. If the optionee disposes of the shares purchased through the exercise of an incentive stock option more than two years after the option was granted and more than one year after the option was exercised, then the optionee will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the optionee disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the optionee will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of (i) the fair market value of the shares disposed of on the date of exercise, over (ii) the exercise price paid for those shares. Any additional gain realized by the optionee on the disqualifying disposition would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee. The Company will, subject to Section 162(m) of the Code, generally be entitled at the time of the disqualifying disposition to a tax deduction equal to that amount of ordinary income reported by the optionee.

Non-Statutory Options

An optionee will not recognize any taxable income at the time of the award of a non-statutory option. The optionee will recognize ordinary income in the year in which the optionee exercises the option equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required at that time to satisfy the tax withholding requirements applicable to such income. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the optionee at the time he or she disposes of those shares. The Company will, subject to Section 162(m) of the Code, generally be entitled to an income tax deduction at the time of exercise equal to the amount of ordinary income recognized by the optionee at that time.

Phantom Shares

Phantom shares units are not subject to taxation at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Phantom shares settled in cash generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company at the time the cash payment is made. Phantom shares settled in shares of Company common stock generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company, in an amount equal to the fair market value of the shares of Company common stock on the date of the award is settled through the actual or constructive delivery of shares to the Participant. Phantom shares are subject to federal income and employment tax withholding.

Restricted Stock Awards

The recipient of shares of restricted stock will not recognize any taxable income at the time of the award so long as the shares of Company common stock are not transferable and are subject to a substantial risk of forfeiture. Accordingly, the Company is not entitled to a compensation deduction at that time. The recipient will have to report as ordinary income as and when those shares of Company common stock subsequently vest, that is, when they either become transferable or are no longer subject to a substantial risk of forfeiture, an amount equal to the excess of (i) the fair market value of the shares upon vesting over (ii) the cash consideration (if any) paid for the shares. The Company will, subject to Section 162(m) of the Code, then be entitled to a corresponding compensation deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a restricted stock award paid to the employee before the risk of forfeiture lapses will also be compensation income to the Participant when paid. Notwithstanding the foregoing, the recipient of a restricted stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the restricted stock award based on the fair market value of the shares of common stock on the date of the award, in which case (1) subject to Section 162(m) of the Code, the Company will be entitled to a deduction at the same time and in the same amount, (2) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by the Company, and (3) there will be no further federal income tax consequences when the risk of forfeiture lapses. In such case, any appreciation or depreciation in the fair market value of those shares of Company common stock after grant will generally result in a capital gain or loss to the recipient at the time he or she disposes of those shares. This election must be made not later than thirty days after the grant of the restricted stock award and is irrevocable.

Restricted Stock Units

Restricted stock units are not subject to taxation at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. On the date a restricted stock unit is settled through the actual or constructive delivery of shares of Company common stock to the Participant, the Participant will realize ordinary income in an amount equal to the fair market value of the shares received in settlement for the units at such time over the amount, if any, paid for the shares, and subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

Stock Appreciation Rights

The recipient of a stock appreciation right will not recognize taxable income at the time of the award. The recipient will recognize ordinary income when the stock appreciation right is exercised in an amount equal to the excess of (i) the fair market value of the underlying shares of Company common stock on the exercise date over (ii) the base price in effect for the stock appreciation right, and the recipient will be required to satisfy the tax withholding requirements applicable to such income. The Company will, subject to Section 162(m) of the Code, generally be entitled at the time of exercise to an income tax deduction equal to the amount of ordinary income recognized by the recipient in connection with the exercise of the stock appreciation right.

Performance Awards

Performance Awards paid in cash generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company at the time the cash payment is made. Performance Awards paid in shares of Company common stock generally result in taxable income to the Participant and, subject to Section 162(m) of the Code, a compensation deduction by the Company, in an amount equal to the fair market value of the shares of Company common stock on the date of the award is settled through the actual or constructive delivery of shares to the Participant. Performance Awards are subject to federal income and employment tax withholding.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that the Company may deduct in any taxable year with respect to our chief executive officer, chief financial officer, the next three highest paid executives (the “covered employees”) and any employee who was previously classified as a covered employee.

Prohibition on Deferred Compensation

No award shall be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Compensation Committee specifically determines otherwise, and the 2018 Equity Plan and the terms and conditions of all awards shall be interpreted accordingly. The terms and conditions governing any awards that the Compensation Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto, shall be set forth in the applicable award agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any provision herein to the contrary, any award issued under the 2018 Equity Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code and is not specifically designated as such by the Compensation Committee shall be modified or cancelled to comply with the requirements of Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or shares pursuant thereto.

Miscellaneous

The Compensation Committee may amend or modify the 2018 Equity Plan at any time; provided, however, that stockholder approval will be obtained for any amendment (1) to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, (2) to increase the number of shares available, or (3) to permit the exercise price of any outstanding option or SAR be reduced or for an “underwater” option or SAR to be cancelled and replaced with a new Award or cash. The Company’s Corporate Governance Guidelines do not permit the repricing of options.

Your Board of Directors recommends that you vote “FOR” the proposal to approve the amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan.

CORPORATE GOVERNANCE

NOV Inc.’s Board of Directors is committed to promoting transparency in reporting material information about the Company and compliance with the purposes as well as the literal requirements of applicable laws, rules and regulations. NOV Inc.’s Board of Directors is also committed to promoting conduct that conforms to corporate governance standards that substantially exceed minimum acceptable corporate governance standards. The Board of Directors adopted Corporate Governance Guidelines which established provisions for the Board’s composition and function, Board committees and committee membership, evaluation of director independence, the roles of the Chairman of the Board, the Chief Executive Officer and the Lead Director, the evaluation of the Chief Executive Officer, regular meetings of non-employee directors, board conduct and review, selection and orientation of directors, director compensation, access to management and independent advisors, and annual review of the Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines is available on the Company’s website, www.nov.com, under the Investors/Corporate Governance section. The Company will furnish print copies of the Corporate Governance Guidelines, as well as its Committee charters, to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Director Independence

The Corporate Governance Guidelines address, among other things, standards for evaluating the independence of the Company’s directors. The Board undertakes an annual review of director independence and considers transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its affiliates, including those reported under “Certain Relationships and Related Transactions” in this Proxy Statement. As a result of this annual review, the Board affirmatively determined that a majority of the members of the Board of Directors are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines. The following directors were affirmed as independent: Greg L. Armstrong, Marcela E. Donadio, Ben A. Guill, James T. Hackett, David D. Harrison, Eric L. Mattson, Melody B. Meyer, William R. Thomas and Robert S. Welborn.

Board Leadership

Currently, the roles of Chairman of the Board and Chief Executive Officer are combined at the Company. The Company believes that effective corporate governance, including the independent oversight of management, does not require that the Chairman of the Board be an independent director or that the offices of Chairman and Chief Executive Officer be separated. The Company believes that its stockholders are best served by a Board that has the flexibility to establish a leadership structure that fits the needs of the Company at a particular point in time.

The Board believes that our current Chief Executive Officer is best situated to serve as Chairman because Mr. Williams is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of our strategy. The Board also believes that the combined role of Chairman and Chief Executive Officer facilitates information flow between management and the Board.

To assist with providing independent oversight of management and the Company’s strategy, the non-employee members of the Board of Directors have appointed an independent director, as Lead Director, Mr. Greg L. Armstrong. The Lead Director is responsible for: (1) developing the agenda for, and presiding over the executive sessions of, the Board’s non-management directors, (2) facilitating communications between the Chairman of the Board and other members of the Board, (3) coordinating, with the Chairman, the assessment of the committee structure, organization, and charters, and evaluating the need for any changes, (4) acting as principal liaison between the non-management directors and the Chief Executive Officer on matters dealt with in executive session, and (5) assuming such further tasks as the independent directors may determine.

The Board also holds executive sessions on a quarterly basis at which only non-employee directors are present. In addition, the committees of the Board provide independent oversight of management. Each of the committees of the Board is composed entirely of independent directors.

The Board has concluded that the combined role of Chairman and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides an appropriate balance between our Chairman’s ability to lead the Board and the Company and the ability of our independent directors, under the leadership of our Lead Director, to provide independent objective oversight of our management.

Board Role in Risk Oversight

The Board of Directors and its committees help conduct certain risk oversight functions for the Company. The Board is periodically advised on the status of various factors that could impact the business and operating results of the Company, including oil and gas prices, the Company’s backlog for capital equipment, and a variety of other risk factors, some of which are listed below, which may impact the Company’s performance. The full Board is also responsible for reviewing the Company’s strategy, business plan, and capital expenditure budget at least annually. The full Board also oversees and monitors the Company’s policies and practices with respect to overall enterprise risk management including, any mission critical risks related to product and technology development, product safety and quality, human rights (including matters related to compliance with modern slavery and human trafficking laws and regulations), geopolitical developments, environmental stewardship, employee health and safety, energy transition, political contributions, data integrity and cybersecurity, (e.g. data privacy, business continuity, information security, etc.), and other mission critical risks as they are identified from time to time. The full Board also monitors the Company’s people-related strategies, programs and initiatives, including such matters related to recruitment, retention, engagement, talent management and development, pay equity, and diversity, equity, and inclusion. Through such oversight, the Board is able to promote management’s handling of mission critical risks and identifying and implementing mitigating actions.

The Audit Committee serves an important role in providing risk oversight, as further detailed in its charter. One of the Audit Committee’s primary duties and responsibilities is to monitor the integrity of the Company’s financial statements, financial reporting processes, systems of internal controls regarding finance, and disclosure controls and procedures. The Audit Committee is also responsible for establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls, disclosure, auditing or other matters , and providing an avenue of communication among the independent auditors, management, the internal audit function, and the Board. In addition, the Audit Committee monitors the Company’s compliance with legal and regulatory requirements. The Company considers the Audit Committee an important part of the risk management oversight process, and senior management works closely with the Audit Committee on these matters in managing material risks to the Company.

The other committees of the Board also assist in the risk oversight function. The Nominating/Corporate Governance Committee is responsible for ensuring that the Board and its committees are appropriately constituted so that the Board and its directors may effectively meet their fiduciary obligations to stockholders and the Company. The Nominating/Corporate Governance Committee is also responsible for monitoring and evaluating on an annual basis the effectiveness of the Board and management of the Company, including their effectiveness in implementing the policies and principles of the Corporate Governance Guidelines. The Compensation Committee is responsible for compensation of the Company’s directors and executive officers. The Compensation Committee also oversees the Incentive Compensation Plan for employee bonuses as an employee retention tool. The Compensation Committee also oversees succession planning to ameliorate succession risk. These various responsibilities of these committees allow them to work with the Company to make sure these areas do not pose undue risks to the Company.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, the Company, the Compensation Committee and the Compensation Committee’s independent compensation consultant assess the Company’s executive and broad-based compensation programs on an annual basis and have concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed all material compensation programs, and the Compensation Committee focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

During such review, the Compensation Committee noted that the variable forms of compensation, namely the annual cash incentive program and long-term equity incentives, have structural limitations and other mitigating controls which are designed to prevent the Company from being exposed to unexpected or unbudgeted compensation cost. For example, bonus payments to an executive under the annual cash incentive program are capped at a defined percentage of the executive’s base salary, and the number of shares of restricted stock and stock options granted under the Company’s long-term equity incentive plan are fixed amounts of shares.

After such review and assessment, the Company, the Compensation Committee and the Compensation Committee’s consultant believe that the Company’s compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. The Company and the Compensation Committee also believe that the Company’s incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks, and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Anti-Hedging Policy

Our Board has adopted an Insider Trading Compliance Policy, which applies to each director, officer, employee and certain consultants of the Company and its subsidiaries. The policy prohibits each director, officer, employee and certain consultants from engaging in all hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds.

Policies on Business Ethics and Conduct

The Company has a long-standing Business Ethics Policy. In April 2003, the Board adopted the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers. These codes are designed to focus the Board and management on areas of ethical risk, provide guidance to personnel to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct and help to foster a culture of honesty and accountability. As set forth in the Corporate Governance Guidelines, the Board may not waive the application of the Company’s policies on business ethics and conduct for any director or executive officer. The Company has a robust training program for employees on its Code of Conduct, which includes annual computer training. Copies of the Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers and the Code of Ethics for Senior Financial Officers, as well as the code of conduct applicable to employees of the Company, are available on the Company’s website, www.nov.com, under the Investors/Corporate Governance/Conduct and Ethics section. The Company will furnish print copies of these codes to interested stockholders without charge, upon request. Written requests for such copies should be addressed to: Craig L. Weinstock, Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

Corporate, Social and Environmental Responsibility

The Company’s approach to corporate, social and environmental responsibility revolves around protecting the health and safety of our employees, maintaining a diverse and inclusive environment, defending human rights across the globe, reducing the environmental footprint of our products, and improving our processes and technologies. We continuously strive to align our business strategies with our mission to support our environment, and stakeholders, including employees, customers, and communities.

In 2022, the Company published its most recent sustainability report detailing its Environmental, Social, and Governance (“ESG”) approach. We encourage you to read our 2021 Sustainability Report available on the Company’s website at: www.nov.com/sustainability.

Governance Hotline and Communications with Directors

The Company has established a hotline for any parties with an interest in the Company including, but not limited to employees and investors, to communicate with the Company’s non-management directors. Such communication, including complaints and concerns, can be reported confidentially and anonymously, where allowed by local law, via phone, email or mail to the contact information below. This hotline is part of the procedures established by the Company’s Audit Committee for the receipt, retention, and treatment of complaints received by the Company, in accordance with SEC regulation. Parties wishing to communicate with our non-employee directors may do so by calling 1-800-676-4380. This procedure is described on the Company’s website, www.nov.com, in the Investors/Corporate Governance/Conduct and Ethics section. Calls to this number will be answered by an independent, automated system 24 hours a day, 365 days a year.

Parties wishing to send written communications to the Board, other than sales-related communications, should send a letter addressed to the member or members of the Board to whom the communication is directed, care of the Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas, 77036. All such communications will be forwarded to the Board member or members specified.

Director Attendance at Annual Meetings

The Company does not have a formal policy with respect to director attendance at annual stockholder meetings. In 2021, all members of the Board were in attendance at the annual meeting, with the exception of Mr. Welborn, who joined the Board of Directors in October 2021.

NYSE Corporate Governance Matters

As a listed company with the NYSE, our Chief Executive Officer, as required under Section 303A.12(a) of the NYSE Listed Company Manual, must certify to the NYSE each year whether or not he is aware of any violation by the Company of NYSE Corporate Governance listing standards as of the date of the certification. On June 14, 2021, the Company’s Chief Executive Officer submitted such a certification to the NYSE which stated that he was not aware of any violation by the Company of the NYSE Corporate Governance listing standards.

On February 11, 2022, the Company filed its 2021 Form 10-K with the SEC, which included as Exhibits 31.1 and 31.2 the Chief Executive Officer and Chief Financial Officer certifications required under Section 302 of the Sarbanes-Oxley Act of 2002.

EXECUTIVE OFFICERS

The following persons constitute our current named executive officers. The executive officers of the Company serve at the pleasure of the Board of Directors and are subject to annual appointment by the Board of Directors. None of the executive officers, directors, or nominees for director has any family relationships with each other. Information regarding our current executive officers is below:

CLAY C. WILLIAMS, 59

For a detailed description of Mr. Williams’ background, please refer to page 6.

JOSE A. BAYARDO, 50

Mr. Bayardo has served as the Company’s Senior Vice President and Chief Financial Officer since August 2015. Prior to joining the Company in 2015, Mr. Bayardo served as Senior Vice President, Resource and Business Development at Continental Resources, Inc. and spent nine years serving in various roles at Complete Production Services, Inc. including Senior Vice President, Chief Financial Officer and Treasurer. Prior to joining Complete Production Services, Mr. Bayardo was an investment banker with J.P. Morgan. Mr. Bayardo holds a Bachelor of Science in Chemical Engineering from the University of Texas at Austin, a Master of Engineering Management from the McCormick School of Engineering at Northwestern University and a Master of Business Administration from the Kellogg Graduate School of Management at Northwestern University. Mr. Bayardo also serves as a director of Louisiana-Pacific Corporation (NYSE: LPX).

ISAAC H. JOSEPH, 65

Mr. Joseph has served as the President of Wellbore Technologies since June 2016. Prior to that, Mr. Joseph was the President of the Tuboscope business unit from 2005 until 2014, where he led a global team of more than 6,500 employees. Mr. Joseph joined the Company through the merger of National Oilwell and Varco. In 2002, Tuboscope acquired ICO and Mr. Joseph was named Vice President, Western Hemisphere. From 1998 to 2002, Mr. Joseph was the President ICO Worldwide, which was acquired by Tuboscope in 2002. Mr. Jospeh joined ICO Worldwide in 1995, was promoted to Senior Vice President of Sales and named President in 1998. Mr. Joseph worked in various positions from 1982 to 1995 in sales, operations and sales management roles for Plastic Applicators and Tuboscope Vetco International. Mr. Joseph began his oil & gas career with Tennessee Gas Pipeline. Mr. Joseph graduated from the University of Southwestern Louisiana, obtaining a Bachelor’s degree in business management.

JOSEPH W. ROVIG, 61

Mr. Rovig has served as the President of Rig Technologies since March 2014. Mr. Rovig has also served as Group Vice President of Global Operations, Vice President of the Eastern Hemisphere, Director of Service and Repair and Senior Vice President of the Offshore Drilling Equipment group within the Company’s Rig Technologies division. Prior to joining the Company, he worked for two drilling contractors in various positions, both domestically and internationally. Mr. Rovig’s internationally-based positions cover twenty years of experience with multiple locations in Asia and Europe.

KIRK M. SHELTON, 64

Mr. Shelton has served as the President of the Completion and Production Solutions segment since March 2014. Prior to this role, he served as President of the Mission business unit from 2007 until 2014, when it became part of the Completions and Production Solutions segment. Before becoming the President of this group, he served as Vice President of Sales and Operations from 2000 to 2007. In prior years he worked in various roles in sales, operations, and management. Mr. Shelton started his career in 1980 working for TRW Mission, which ultimately became part of NOV in 1997. Mr. Shelton graduated from East Central University, obtaining a Bachelors degree in Management with background in Marketing.

The Company’s other executive officers are Craig L. Weinstock, Senior Vice President, General Counsel and Secretary and Christy H. Novak, Vice President, Corporate Controller and Chief Accounting Officer.

Mr. Weinstock, age 63, has served as the Company’s Senior Vice President, Secretary and General Counsel since October 2014. Prior to his promotion, Mr. Weinstock served as the Company’s Chief Compliance Officer. Before joining the Company in October 2013, he practiced law at Locke Lord, LLP in Texas for 29 years counseling corporate boards and independent directors regarding governance, securities and compliance matters. While practicing with Locke Lord, Mr. Weinstock worked on behalf of the Company on a variety of matters. Mr. Weinstock holds a Bachelor of Arts from the State University of New York and a J.D. from Vanderbilt Law School.

Ms. Novak, age 49, has served as the Company’s Vice President, Corporate Controller and Chief Accounting Officer since November 2021. Prior to her promotion, Ms. Novak served as the Company’s Vice President of Accounting Systems since 2020. From 2013 to 2020, she served as the Vice President of Finance for the Company’s Rig Technologies operating segment. Since joining the Company in 2005, Ms. Novak has advanced through several positions of increasing responsibility and has successfully led initiatives to strengthen and streamline the accounting function and develop talent within the finance organization. Prior to joining the Company, she spent nearly 10 years in public accounting with Ernst & Young where she served various audit clients in the manufacturing and energy industries. Ms. Novak graduated from Texas A&M University with a BBA in Accounting and is a Certified Public Accountant.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

Based on information filed with the SEC as of the most recent practicable date, this table shows the number and percentage of shares beneficially owned by owners of more than five percent of the outstanding shares of the common stock of the Company at December 31, 2021 (except where noted below). The number and percentage of shares of common stock beneficially owned is based on 392,824,830 shares outstanding as of March 25, 2022.

5% Owners	Number of Shares	Percent of Class
Pzena Investment Management, LLC (1) 320 Park Avenue, 8th Floor New York, NY 10022	40,666,965	10.35%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	37,602,871	9.57%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	34,095,857	8.68%
First Eagle Investment Management, LLC (4) 1345 Avenue of the Americas New York, NY 10105	34,050,900	8.67%
Hotchkis and Wiley Capital Management, LLC (5) 601 S. Figueroa Street 39th Floor Los Angeles, CA 90017	28,191,545	7.18%

(1)	Shares owned at December 31, 2021, as reflected in Amendment No. 3 to the Schedule 13G filed with the SEC on January 19, 2022 by Pzena Investment Management, LLC.
(2)	Shares owned at December 31, 2021, as reflected in Amendment No. 8 to the Schedule 13G filed with the SEC on February 9, 2022 by The Vanguard Group.
(3)

Shares owned at December 31, 2021, as reflected in the Schedule 13G filed with the SEC on February 1, 2022 by BlackRock, Inc. (“Blackrock”). Within the BlackRock group are the following subsidiaries: BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd.

(4)	Shares owned at December 31, 2021, as reflected in Amendment No. 5 to the Schedule 13G filed with the SEC on February 10, 2022 by First Eagle Investment Management, LLC.
(5)	Shares owned at December 31, 2021, as reflected in Amendment No. 2 to the Schedule 13G filed with the SEC on February 10, 2022 by Hotchkis and Wiley Capital Management, LLC.

Security Ownership of Management

This table shows the number and percentage of shares of the Company’s common stock beneficially owned as of March 25, 2022 by each of our current directors and executive officers and by all current directors and executive officers as a group. The number and percentage of shares of common stock beneficially owned is based on 392,824,830 shares outstanding as of March 25, 2022. Beneficial ownership includes any shares as to which the director or executive officer has the right to acquire within 60 days of March 25, 2022 through the exercise of any stock option, warrant or other right. Each stockholder has sole voting and investment power, or shares these powers with his spouse, with respect to the shares beneficially owned.

	Shares Beneficially Owned
Name of Individual	Number of Common Shares (1)	Outstanding Options Exercisable Within 60 Days	Percent of Class*
Greg L. Armstrong	84,632	0	*
Jose A. Bayardo	318,606	665,361	*
Marcela E. Donadio	51,453	0	*
Ben A. Guill	117,868	0	*
James T. Hackett	55,480	0	*
David D. Harrison	85,824	0	*
Isaac H. Joseph	166,213	399,314
Eric L. Mattson	68,627	0	*
Melody B. Meyer	34,929	0	*
Joseph W. Rovig	161,242	427,230	*
Kirk M. Shelton	206,061	436,234	*
William R. Thomas	45,737	0	*
Robert S. Welborn	0	0	*
Clay C. Williams	853,441	2,101,719	*
All current directors and executive officers as a group (14 persons)	2,250,113	4,029,858	1.59%

*	Less than 1 percent
(1)	Includes shares deemed held by executive officers and directors in trusts, brokerage accounts and in the Company’s 401(k) plans, supplemental savings plans and deferred compensation plans.

COMPENSATION DISCUSSION AND ANALYSIS

General Overview

The following Compensation Discussion and Analysis (CD&A) describes our executive compensation program and provides information relevant to understanding the decisions our Compensation Committee has made under that program with regards to our Named Executive Officers’ (as defined below under “Executive Compensation”) 2021 compensation.

The following is a list of our Named Executive Officers by name and position, as of December 31, 2021:

Name	Position
Clay C. Williams	Chairman, President and Chief Executive Officer
Jose A. Bayardo	Senior Vice President and Chief Financial Officer
Isaac H. Joseph	President, Wellbore Technologies
Joseph W. Rovig	President, Rig Technologies
Kirk M. Shelton	President, Completion and Production Solutions

Oil and Gas Market in 2021

The COVID-19 pandemic spread rapidly across the world in 2020, driving sharp demand destruction for crude oil as countries took measures that curtailed economic activity to slow the spread of the outbreak. Companies across the energy industry responded with severe capital spending budget cuts, curtailed production, cost reductions, personnel layoffs, facility closures and bankruptcy filings. Towards the end of 2020 and into 2021, commodity prices stabilized and began to recover resulting in improving industry activity levels in North America. The greater availability of COVID-19 vaccines in 2021 resulted in the gradual reopening of certain economies around the world. Still, the disparate distribution of vaccines as well as the varied governmental responses to COVID-19, impeded travel and commerce throughout 2021 resulting in sometimes severe supply chain disruptions.

In 2021, pent-up consumer and industrial demand combined with government economic stimulus programs helped drive higher demand for oil and gas, which the Company believes is setting the stage for a global recovery in drilling activity. Oil and gas drilling activity levels increased in every major region of the world during 2021, reflecting this growing demand. Improving oil, gas and offshore wind power activity helped fuel double-digit sequential revenue growth in all three of the Company’s operating segments during the fourth quarter of 2021. Nevertheless, continued COVID-19 pandemic impacts and related economic repercussions, such as supply chain disruptions and inflationary challenges are significant and are expected to continue to have a significant impact on our business well into 2022.

Despite near-term disruptions from ongoing COVID-19 outbreaks, pandemic related supply chain disruptions, and inflationary forces, we are optimistic that improving market fundamentals and the actions the Company has taken to position its business for the future will drive growth and improve profitability for the Company. The Company remains committed to improving organizational efficiencies while focusing on the development and commercialization of innovative products and services, including environmentally friendly technologies, that are responsive to the longer-term needs of the Company’s customers. We believe this strategy will further advance the Company’s competitive position, regardless of the market.

Energy Transition

As a leading independent global energy technology and equipment provider, the Company expects to be a key participant in the world’s transition to a low-carbon future. While oil and gas will remain critical to many parts of the global economy, the transition to clean, carbon-neutral energy sources represents an enormous economic opportunity for organizations that can improve the economic competitiveness of renewable energy. The

Company is working to develop proprietary solutions to improve project execution, drive higher capital returns, and lower levelized costs of energy associated with renewable energy, such as becoming the leading global equipment and design provider for offshore wind turbine installation vessels, developing new products and technologies to support the floating offshore wind industry, investing in development of increasingly tall wind towers, and supplying products used for drilling geothermal wells. In addition, the Company is positioned to play a meaningful role in the growing carbon capture and sequestration industry.

The Company is also committed to providing products and services that economically reduce carbon intensity and deliver superior performance and has pioneered numerous solutions for improving the industry’s safety and environmental footprint. By designing and developing products which reduce carbon intensity for our customers while promoting more efficient production of high-density energy products such as natural gas (compared to low density energy or high GHG fuels, e.g., coal), the Company supports the energy transition, including the Company’s closed-loop solids control and thermal desorption systems, dual-containment flowline technologies, solar pumping systems, and hydrocarbon leak detection systems, among others. The Company remains committed to reducing emissions and improving industry sustainability.

2021 Performance

Market conditions in 2021 fell short of the expectations in the Company’s original 2021 Plan due primarily to issues posed by the COVID-19 global pandemic, including severe supply chain and logistical challenges. Despite challenging market conditions in 2021, the Company made significant progress towards our key priorities, as evidenced by the following highlights:

•

The Company achieved an estimated $840 million in annualized cost savings since the 2019 inception of its cost cutting program, which enabled the Company to remain Adjusted EBITDA-positive throughout unprecedented market conditions.

•

The Company continued to improve working capital efficiency to drive better returns on capital. Working capital declined from 29% of annualized revenue in the fourth quarter of 2020 to 25% of annualized revenue in the fourth quarter of 2021.

•

The Company continued to generate cash flow despite difficult market conditions (full-year 2021 cash flow from operations of $290 million and free cash flow of $90 million), further de-levering our balance sheet (net debt exited 2021 at only $123 million) and enabling the Company to re-institute a common dividend of $0.05 per share in the fourth quarter.

•

Results for the Company’s Wellbore Technologies segment, which contains many of the Company’s shorter cycle businesses, improved considerably year over year with revenue and Adjusted EBITDA improving 5% and 47%, respectively.

•

Orders for the Company’s, longer cycle, capital equipment businesses began to inflect higher as the global economy emerged from the COVID-19 pandemic and demand for oil & gas began to normalize. The Company’s Completion & Production Solutions and Rig Technologies segments both realized book-to-bill ratios greater than 100% during 2021, resulting in a combined year-end backlog that was 21% greater than that of year-end 2020.

•

Market conditions in 2021 fell short of expectations and supply chain disruptions caused by the lockdown proved greater than anticipated in the Company’s original 2021 Plan. The Company’s revenue and EBITDA fell short of the 2021 Plan by 3% and 23%, respectively. Continued issues posed by the COVID-19 global pandemic, including the Omicron variant and severe supply chain and logistical challenges, negatively impacted EBITDA generation, partially offset by continued cost cuts.

•

The Company continued to enhance its strategic exposure to the energy transition and the global move to a lower-carbon future. During 2021, the Company booked more than $400 million of orders for offshore wind-related equipment and continued to cement itself as a market leader in the offshore wind installation vessel equipment market. During the fourth quarter, the Company was able to achieve its goal of more than $200 million of annualized revenue from its wind installation vessel business. Additionally, the Company continued to advance commercial plans for its other energy transition businesses within solar, geothermal and CCUS areas.

COVID-19: Employee Safety and Health

In 2021, the COVID-19 pandemic continued to present challenges for our organization and the communities in which we operate. Naturally, the health and safety of our workforce is a top priority and we continue to engrain safety into our corporate culture and strive to conduct all our operations as safely as possible. In response to the COVID-19 pandemic, the Company implemented programs tailored to each location that included, among other things, working from home, virtual meetings, social distancing, masking, contact tracing and quarantining, facility and machine sanitizing, staggered work shifts, and staggered workdays.

2021 Executive Compensation Decisions

In response to the challenging operating environment in 2021, the Company took the following approach regarding compensation:

•	No Salary Increases: No salary increases were made for the Named Executive Officers, other than the restoration of the CEO’s salary following its reduction in 2020.

•

Incentive Goals Unadjusted: No adjustments or amendments were made to the measures and goals established in February 2021 under the annual cash and long-term incentive plans due to the impact of the COVID-19 global pandemic on the Company’s business.

•

Stretch Bonus Targets Set: To manage the cost of the annual incentive plan within the challenging environment, stretch goals were set, where budgeted EBITDA performance generated a bonus payout significantly below target. This cost management approach contributed to 2021 bonus payouts below target.

•

Reduction of Expected Bonus Payments: During 202, through a combination of removing certain participating employees, and reducing target percentages for others, the Company reduced its expected bonus payments at target by $26 million. The Company also reduced the number of employees that participate in its LTI Plan by approximately 700 participants over the past few years in order to reduce costs.

•	LTI Values Held Flat: Maintained the LTI grant value reductions implemented in 2020 (10% reduction from 2019 levels for Named Executive Officers).

Additionally, to continue to manage costs, the Company restructured the bonus plan for 2022, resulting in reductions in the individual targets for each Named Executive Officer.

Pay for Performance

Our Compensation Committee believes that the Company’s executive compensation program is appropriately designed to align executives’ interest with those of our shareholders and to reward based on performance. The majority of our executive officers’ total compensation opportunity is provided in “at-risk” compensation components and tied to the achievement of our annual and long-term performance goals.

Our annual incentives are tied to profitability and growth (Adjusted EBITDA) as well as improving capital efficiency and cash flow (working capital modifier).

Our long-term incentives are tied to our returns to shareholders: in absolute stock price gains, shareholder returns relative to industry peers, and improving absolute returns on capital relative to our cost of capital.

In 2021, we continued our emphasis on performance-based awards and maintained our measure of 3-year improvement in NVA (NOV Value Added, as defined on page 55) as an additional performance measure to the Company’s long-term performance shares. The Company believes that the Adjusted EBITDA and adjusted working capital metrics are well-suited for short-term incentives, while TSR (total shareholder return) and NVA better serve as long-term incentive targets.

For 2021 the payouts under our “at-risk” incentive programs were as follows:

•

Below Target Annual Bonus Payout: Despite achieving many of our business objectives in 2021 (as described earlier), we only modestly exceeded minimum entry level of our pre-set financial threshold goals and consequently bonuses for 2021 performance for Named Executive Officers were paid out below the target level.

•	Mixed Long-Term Incentive Outcomes: All previously granted stock options remained underwater as of December 31, 2021.

•

The 2019 performance shares were earned at 59.84% of target based on our 3-year TSR performance relative to the OSX index and pre-established NVA goals. When combined with the stock price reduction from grant date, earned performance shares were valued at 28% of the original grant date target value.

CEO Realizable Pay

The majority of the compensation value our CEO will ultimately receive is directly tied to the Company’s actual operational and financial performance and absolute and relative stock price performance.

The following table demonstrates the strong link between pay and performance by comparing the CEO’s intended target compensation value relative to his realizable value as of December 31, 2021. ($ in thousands)

In the chart above, “Target Compensation” refers to the annual target total compensation opportunities offered to the CEO across 2019, 2020 and 2021 and includes base salary, target bonus opportunity, and the grant date intended value of the long-term incentive awards in each of the three years. The amounts indicated in the Realizable columns refer to the corresponding amounts earned, or on track to be earned, from the 2019, 2020 and 2021 target compensation opportunities as of December 31, 2021. “Realizable Compensation” includes base salary and bonus actually earned each year as well as the intrinsic value of long-term incentive awards based on the Company’s closing stock price on December 31, 2021. Mr. Williams’ 2020 earned salary also incorporates the temporary reduction taken in May 2020. The salary reduction reduced his target bonus opportunity as well. The 2019 performance award reflects the actual total payout of 59.84% of target; 2020 and 2021 awards reflect 100% of target since the performance period for those awards will not be completed until December 2021 and 2023 respectively.

Good Pay Practices

Our compensation program and policies include key features that are designed to align the interests of our executives and stockholders and to mitigate compensation-related risks. The table below highlights our practices:

What We Do . . .	What We Do Not Do . . .
☑ Pay for Performance	☒ No gross-up payments to cover excise taxes or perquisites
☑ Tie significant levels of compensation to key corporate goals	☒ No guaranteed annual or multi-year bonuses
☑ Annual Bonuses and Long-Term Incentives are subject to the Company’s clawback policy	☒ No repricing of underwater stock options
☑ Bonus payments to executives under the annual cash incentive program are capped at a certain percentage of the executive’s base salary	☒ No dividend equivalents paid prior to vesting of performance awards (and never on unearned portion of awards)
☑ Stock Ownership Guidelines for executives and directors	☒ No dividends payable on any other unvested awards
☑ Varied performance metrics under short-term and long-term incentive plans	☒ No significant compensation in the form of perquisites for executives
☑ Double Trigger Provisions for Change in Control
☑ Independent Consultant Reports Directly to the Compensation Committee
☑ Review Tally Sheets When Making Executive Compensation Decisions
☑ Mitigate Undue Risk in Compensation Programs

Shareholder Engagement

Throughout the year, management actively engaged in conversations and sought feedback on management’s approach to long-term planning for the business, including, but not limited to, cost right-sizing efforts in response to current market conditions, new technology research and development, energy transition, the say-on-pay vote and general satisfaction with the Company’s compensation programs, and ESG matters.

Approach to Executive Compensation Program

Compensation Philosophy

The Company believes that in order to attract, motivate, and retain talented executives, its compensation program should be properly designed to:

•	Provide a strong emphasis on performance, tied to balanced short and long-term objectives,

•	Provide a market competitive pay level,

•	Provide alignment with shareholder interests, and

•	Provide a certain level of financial security.

Components of NOV’s Compensation Program:

Total Compensation	Components of Compensation		Purpose
	Fixed Pay	Base Salary	• Fixed level of compensation to attract and retain executive talent • Salary level based on tenure, expertise, scope of responsibility and individual performance
	“At Risk ” Pay	Annual Incentives (Cash)

•  Incentivize and reward executives for achieving the Company’s corporate growth and profitability goals

•  Encourage smart investments and prudent deployment of capital

•  Attract, motivate, and retain high quality management talent

•  Provide competitive cash compensation opportunity

Stock Options

•  Link a portion of executive compensation to the enhancement of stockholder value

•  Focus executives on share price appreciation and reward for creating long-term stockholder value

•  Require three-year level vesting, thus serving as a retention tool

		Performance Shares	• Recognize the Company’s total shareholder performance relative to industry peers • NVA and TSR performance measures • Provide a long-term incentive vehicle tied to a three-year performance goal
		Restricted Stock	• Align interests of executives with shareholders by providing long-term stock ownership • Provide forfeitable ownership stake (three-year level vesting) to encourage retention

Given the inherent nature of these forms of compensation and the cyclical nature of the industry in which we operate, the Company has tried to provide a balance between aligning pay with absolute performance and relative performance to peers through both up and down cycles.

There are no compensation policy differences among the individual executives, except that the more senior officers, such as our Chief Executive Officer, receive a higher compensation level with a greater percentage of that compensation “at-risk,” consistent with their increased responsibilities. These differences are reviewed and considered in connection with the compensation analysis performed by the Compensation Committee.

How Executive Compensation Decisions are Determined

Role of Compensation Committee

The Company’s executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee establishes specific compensation levels for the Company’s executive officers and administers the Company’s long-term incentive award plans.

The Compensation Committee’s objective regarding executive compensation is to design and implement a compensation program that will attract and retain the best available individuals to serve on the Company’s executive team and properly incentivize those executives to achieve the Company’s short-term and long-term financial and operational goals. To this end, the Compensation Committee strives to provide compensation packages for key executives that generally offer compensation opportunities competitive with the peer group of companies described below.

Role of Compensation Consultant

Since 2016, Meridian Compensation Partners (“Meridian”) has been engaged as the Compensation Committee’s compensation consultant to serve as its advisor on executive compensation matters. Meridian provides advice and analysis to the Compensation Committee on the design, structure and level of executive compensation. Meridian has previously conducted a competitive review of executive compensation for the Company’s Named Executive Officers relative to its peer companies, as well as to analyze internal pay equity, share usage and dilution. Meridian analyzed and compared each position’s responsibilities and job title to develop competitive market data based on data from proxy statements and other public filings. In November 2020, Meridian generated data on the components of the Company’s compensation program compared to the competitive market data range (25th percentile to 75th percentile) of the designated peer group.

Role of CEO and Management

Management plays an important role in assisting the Compensation Committee in determining executive compensation. At the request of the Compensation Committee, management works with Meridian to provide relevant information for the Compensation Committee to make informed decisions. Additionally, our CEO provides the Compensation Committee with his assessment of the performance of our other executive officers and recommends compensation for those officers.

Market Considerations

As part of its process to establish compensation levels for the Company’s Named Executive Officers, the Compensation Committee compares each of the major elements of compensation (base salary, annual bonus and long-term incentives) for each of its Named Executive Officers against the compensation provided to comparable executive officers at companies in a designated peer group.

The Company’s peer group, as approved by the Compensation Committee in 2020, was as follows:

Apache Corporation	Baker Hughes, a GE Company	ChampionX Corporation
Cummins Inc.	Halliburton Co.	Helmerich & Payne, Inc.
Illinois Tool Works Inc.	Ingersoll-Rand PLC	Marathon Oil Corporation
Noble Energy, Inc.	Oceaneering International, Inc.	Parker Hannifin Corporation
Patterson-UTI Energy, Inc.	RPC, Inc.	Schlumberger Ltd.
TechnipFMC	Transocean Ltd.

Internal Considerations

While the Compensation Committee considers market-competitive levels in setting pay, it also considers numerous other factors such as tenure, individual performance, and level and scope of responsibility.

Specific to the CEO, the Compensation Committee also takes into account Mr. Williams’ level of achievement for his goals and objectives when setting his compensation opportunity. For 2021, Mr. Williams’ performance was measured in four key areas of the Company:

•	Financial performance,

•	Formulation and implementation of Company strategy,

•	Operational and safety performance, and

•	Management and employee development.

2021 Compensation Actions

The following section describes the elements of the Company’s compensation program for 2021, why the elements were selected, and how the amounts of each element were determined. The mix of target total compensation for our CEO and other Named Executive Officers is shown in the chart below:

Base Salary

Salary adjustments are typically based on the individual’s experience and background, the individual’s performance during the prior year, the general movement of salaries in the marketplace, our financial position and, for each executive other than the Chief Executive Officer, the recommendations of our Chief Executive Officer.

None of our Named Executive Officers received an increase in 2020, 2021 or 2022 due to the current economic environment. In May 2020, Mr. Williams’ base salary was voluntarily reduced by 20% through the remainder of the year to reflect the deteriorating industry conditions in 2020. Prior to the reduction, Mr. Williams’ base salary was in the 12th percentile of the Company’s peer group.

Name	2019 Salary	2020 Salary		2021 Salary	2021 Increase %
Clay C. Williams	$940,000	$816,448	*	$940,000	0%
Jose A. Bayardo	$685,000	$685,000		$685,000	0%
Isaac H. Joseph	$570,000	$570,000		$570,000	0%
Joseph W. Rovig	$570,000	$570,000		$570,000	0%
Kirk M. Shelton	$550,000	$550,000		$550,000	0%

*	Mr. Williams’ 2020 base salary was reduced voluntarily from $940,000 to $750,000 effective from May 2020 through the end of the calendar year.

Annual Incentive Plan

The objectives of the Company’s annual cash incentive plan are to incentivize performance to achieve the Company’s corporate growth and profitability goals, encourage smart investments and prudent return on capital, and provide competitive compensation opportunities to attract and retain high quality management talent.

Annual Incentive Award Opportunities

Annual incentive opportunities are provided to the Company’s Named Executive Officers under the Company’s 2021 Incentive Compensation Plan. Each year, the Compensation Committee establishes the target annual incentive opportunity for each Named Executive Officer as a specified percentage of his or her base salary. These target percentages are based on each executive’s level of responsibility for the Company’s financial performance. Incentive payouts will vary based on actual performance against performance objectives. The Compensation Committee did not make any changes to the Named Executive Officers’ target annual incentive opportunities for 2021.

	Annual Target Bonus Opportunity (As Percent of Salary)
Name	2020	2021
Clay C. Williams	140%	140%
Jose A. Bayardo	95%	95%
Isaac H. Joseph	95%	95%
Joseph W. Rovig	95%	95%
Kirk M. Shelton	95%	95%

Performance Metrics

The incentive plan provides for cash awards if the Company achieves certain pre-established financial objectives based on the Company’s financial plan. The Company’s annual financial plan is established through a comprehensive budget and financial planning process, which includes a detailed analysis of the Company’s market outlook, available strategic alternatives, and anticipated cost reductions and it is approved by the Board each year.

Adjusted EBITDA was selected as a measure for the 2021 annual incentive plan given our continued focus on the operating profitability of our business and the ongoing macroeconomic challenges in the oil and gas industry. The Company discloses Adjusted EBITDA in its periodic earnings press releases and other public disclosures to provide investors additional information about the results of ongoing operations. In 2021, the Company included a working capital modifier in the annual incentive plan. First introduced in 2018, the purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Metric	Definition	Rationale
Adjusted EBITDA	Operating Profit excluding Depreciation, Amortization and, when applicable, Other Items.	Adjusted EBITDA was selected given our continued focus on operating profitability, particularly given the ongoing macroeconomic challenges in the oil and gas industry
Working Capital Modifier	Adjusted Working Capital shall be calculated as follows: (Accounts Receivable + Inventory + Contract Assets + Prepaid) – (Accounts Payable + Contract Liabilities + Accrued Cost of Goods Sold). Adjusted EBITDA will be increased by $0.15 for each $1 of Adjusted Working Capital savings below the target and reduced by $0.15 for each $1 of working capital used above the target.	The purpose of the working capital modifier is to drive improvements in capital efficiency and cash flow.

Payout Calibration

Payouts under the annual incentive plan are formulaically determined and vary based on performance against pre-established objectives. The Adjusted EBITDA metric has a Threshold, Target, and Maximum level of achievement, which corresponds to a Threshold, Target, and Maximum level of payout. Below the threshold level of performance, there is no payout. The payout is capped once the Maximum performance level is achieved.

Payout Results

In response to the challenging operating environment in 2021 and to manage the cost of the annual incentive plan stretch goals were set for 2021, where budgeted EBITDA performance generated a bonus payout significantly below target. We did not adjust our goals following the significant decline in demand for our products. As a result, our corporate NOV performance and the performance of most of our business segments was between our Threshold and Target level of Adjusted EBITDA and actual bonuses paid to executives were calculated as follows:

		Min	Target	Max	Actual Performance			Actual Payout %
	Weight	(10% of target payout)	(100% of target payout)	(200% of target payout)	Without WCM Applied	With WCM Applied		Without WCM Applied	With WCM Applied
Corporate (Williams and Bayardo)
NOV EBITDA	100%	$148	$593	$1,185	$230	$225		27%	26%
Rig Technologies (Rovig)
NOV EBITDA	50%	$148	$593	$1,185	$230	$225		27%	26%
RIG EBITDA	50%	$66	$266	$532	$135	$130		41%	39%
Completion & Production (Shelton)
NOV EBITDA	50%	$148	$593	$1,185	$230	$225		27%	26%
CP EBITDA	50%	$62	$247	$493	($4)	N/A	(1)	0%	0%
Wellbore Technologies (Joseph)
NOV EBITDA	50%	$148	$593	$1,185	$230	$225		27%	26%
WT EBITDA	50%	$103	$412	$823	$261	$272		56%	59%

Working Capital Modifier
	Target Adjusted Working Capital	Actual Adjusted Working Capital	Working Capital Savings		Change to Adjusted EBITDA ($M)
NOV(2)	$2,204	$2,234	($30)	=	($5)
Rig Technologies(3)	$786	$818	($32)	=	($5)
Completion & Production(4)	$656	$707	N/A (1)	=	$0
Wellbore Technologies(5)	$713	$642	$71	=	$11

(1)	N/A WCM due to Actual Adjusted EBITDA below Minimum
(2)	Target Adjusted Working Capital equal to 40% of 2021 annualized revenue
(3)	Target Adjusted Working Capital equal to 45% of 2021 annualized revenue
(4)	Target Adjusted Working Capital equal to 33% of 2021 annualized revenue
(5)	Target Adjusted Working Capital equal to 36% of 2021 annualized revenue

2021 Annual Incentive Compensation Bonus Payouts

Name	Base Salary	Target Bonus %	Target Bonus $	Overall Payout %	Actual Bonus $
Clay C. Williams	$940,000	140%	$1,316,000	25.6%	$337,291
Jose A. Bayardo	$685,000	95%	$650,750	25.6%	$166,787
Isaac H. Joseph	$570,000	95%	$541,500	42.4%	$230,002
Joseph W. Rovig	$570,000	95%	$541,500	32.1%	$173,794
Kirk M. Shelton	$550,000	95%	$522,500	12.8%	$66,958

Long-Term Incentive Compensation

The primary purpose of the Company’s long-term incentive compensation program is to:

•	Focus its executives on the Company’s long-term development and prosperity in addition to annual financial goals;

•	Balance long-term versus short-term business objectives, reinforcing that one should not be achieved at the expense of the other; and

•	Link the officers’ interests with those of the Company’s stockholders.

In 2021, we continued to increase our emphasis on performance-based awards. The executives’ long-term incentive awards are benchmarked to ensure the type, value and amount of each award are consistent with market practices and aligned with the Company’s philosophy.

For 2021 long-term incentive awards, the Compensation Committee maintained the 10% reduction in target equity values for the Named Executive Officers adopted in 2020.

Based on the foregoing, on February 22, 2021, the Compensation Committee approved the grant of stock options, restricted stock awards and performance share awards to the Company’s executive officers pursuant to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan:

Name	Intended Target Equity Value*	Securities Underlying Stock Options (#)	Restricted Stock Awards (#)	Performance Awards (Target # of Shares)
Clay C. Williams	$8,550,000	375,659	142,500	285,000
Jose A. Bayardo	$2,700,000	118,629	45,000	90,000
Isaac K. Joseph	$1,800,000	79,086	30,000	60,000
Joseph W. Rovig	$1,800,000	79,086	30,000	60,000
Kirk M. Shelton	$1,800,000	79,086	30,000	60,000

*

The intended target value differs somewhat from the required accounting values used in the Summary Compensation Table. Final share amounts for the performance awards and restricted stock awards were determined by dividing the value of the award by the closing price on February 22, 2021 ($15.00). The final number of stock options was determined using an estimated Black-Scholes value based on the closing price on February 22, 2021.

Stock Options

The options were granted at a price equal to the closing trading price of the Company’s common stock on the NYSE on the date of approval of the grants by the Compensation Committee ($15.00 per share). Each of such options has a term of 10 years and vests in three equal annual installments commencing on the first anniversary of the grant.

Restricted Stock

The restricted stock awards granted vest in three equal annual installments commencing on the first anniversary of the date of grant.

Performance Share Awards

The performance share awards can be earned based on performance against pre-established goals and vest three years from the grant date (performance period is January 1, 2021 to December 31, 2023). The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns-based metric).

The TSR goal can only be achieved if the percentile ranking of the Company’s TSR (total shareholder return) as measured against the TSR of the constituent members of the OSX Index over a three-year performance period exceeds certain levels. The Compensation Committee believes that the members of the OSX index are an appropriate benchmark against which to compare the Company’s TSR performance.

The TSR goal is subject to a vesting cap equal to 100% of the target level if the Company’s absolute TSR over the performance period is negative, regardless of relative TSR results. Conversely, if the Company’s absolute TSR is greater than 15% annualized over the performance period, the payout amount shall not be less than 50% of the target level, regardless of relative TSR results.

The following table summarizes the absolute TSR collar limitation:

Annualized 3-year Absolute TSR	Impact on Final Payout
> 15%	Floor of 50% of Target Level, regardless of relative TSR results
0% to 15%	No adjustment
< 0%	Cap of 100% of Target Level, regardless of relative TSR results

The NVA goal is based on the Company’s improvement in NVA (NOV Value Added) from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times a 9% required return on assets. Additionally, the NVA component requires that the Company reach breakeven and earn the cost of capital before the maximum target level will be paid.

The following table summarizes the payout thresholds for the 2021 performance share awards:

Level	TSR: Percentile Rank vs OSX Comparator Group 85%)	NVA: NVA Performance Improvement Compared to 2020 (15%)	Payout Percentage*
Maximum	75th Percentile & above	$476M	200% Target Level
Target	50th Percentile	$238M*	100% Target Level
Threshold	25th Percentile	$0M	50% Target Level
No payout	Below 25th Percentile	<$0M	0%

*	2020 Actual NVA as adjusted for timing of write-offs, tax rate of 23%, cost of capital of 9%.

Results falling between threshold, target, and maximum will result in a linearly interpolated payout.

2019 Performance Share Awards Results

The 2019 performance share awards were divided into two independent parts subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The performance period commenced on January 1, 2019 and ended on December 31, 2021. The TSR portion of the award was based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The TSR calculation ranked the Company’s stock performance against the OSX peer group using the average of the first and last 30 days of the vesting period and assumes the reinvestment of dividends. The NVA portion of the award was based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA was calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

The Company’s three-year average TSR was -53%, which ranked 12th in the OSX comparator group during the 2019-2021 performance period. Within the OSX comparator group, the Company placed above the 25th percentile but below the 50th percentile. The TSR result was above the entry level but below the target level. As a result, 70.4% of the target shares from the TSR-based awards vested. The Company’s absolute NVA performance at the end of the performance period was $(1,097.7) million. The NVA results were below the minimum threshold level. As a result, none of the shares from the NVA-based awards vested. The total payout percent for 2019 performance share awards grant was 59.84%. The Compensation Committee certified the results for the 2019 performance share awards on February 15, 2022.

Retirement, Health and Welfare Benefits

The Company offers retirement, health, welfare and wellness programs to all eligible employees. The Company’s executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees. The health and welfare programs cover medical, pharmacy, dental, vision, life, accidental death and dismemberment and disability insurance. A selection of supplemental benefits is also available for employees to elect at their own expense. U.S. employees may also earn wellness incentives by participating in voluntary wellness activities.

The Company offers retirement programs that are intended to supplement the employee’s personal savings. The programs include the NOV Inc. 401(k) and Retirement Savings Plan (“401k Plan”) and the NOV Inc. Supplemental Savings Plan (“Supplemental Plan”). The Company’s U.S. employees, including its executives, are generally eligible to participate in the 401k Plan. Employees of the Company whose base salary meets or exceeds a certain dollar threshold and whose position is deemed to be eligible as established by the Company’s benefits plan administrative committee are generally eligible to participate in the Supplemental Plan. Participation in the 401k Plan and Supplemental Plan are voluntary. The Supplemental Plan is a non-qualified plan that allows participants to continue saving and receiving Company contributions towards retirement when, due to compensation and contribution ceilings established under the Internal Revenue Code, they or the Company can no longer contribute to the 401k Plan.

401k Contributions Reinstated

Due to the deteriorating operating environment in 2020, the Company suspended all employer match and retirement contributions made on behalf of eligible employee participants (excluding some union groups) under both the 401k Plan and the Supplemental Plan, however the Company partially reinstated the employer contributions for the 401k Plan and the Supplemental Plan during the fourth quarter of 2021.

U.S. Income Tax Limits on Deductibility

In establishing total compensation for our executive officers, the Compensation Committee considers the accounting treatment and tax treatment of its compensation decisions, including Code Section 162(m). Section 162(m) generally disallows an income tax deduction to publicly traded corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company’s “covered employees,” defined in Section 162(m) as the CEO, the Chief Financial Officer, the three other most highly compensated executive officers, other than the CEO and Chief Financial Officer, and any other individual who has been classified as a “covered employee” on or after January 1, 2017. The Compensation Committee believes that the potential deductibility of the compensation payable under its incentive compensation plans and arrangements should be only one of a number of relevant factors taken into consideration in establishing those plans and arrangements for our executive officers and not the sole governing factor. For that reason, the Compensation Committee intends to structure its incentive compensation plans and arrangements in a manner which, acknowledging that a portion of those compensation payments may not be deductible under Section 162(m), assures appropriate levels of total compensation for our executive officers based on and aligned with the Company’s performance.

Option Grant Practices

Historically, the Company has granted stock options to its key employees, including executives, in the first quarter of the year. The Company does not have any program, plan or practice to time its option grants to its executives in coordination with the release of material non-public information and has not timed its release of material non-public information for the purposes of affecting the value of executive compensation. The Company does not set the grant date of its stock option grants to new executives in coordination with the release of material non-public information.

The Compensation Committee has the responsibility of approving any Company stock option grants and does not delegate material aspects of long-term incentive plan administration to any other person. The Company’s senior executives in coordination with the Compensation Committee set a time for the Compensation Committee to meet during the first quarter of the year to review and approve stock option grants proposed by the senior executives. The specific timing of the meeting during the quarter is dependent on committee member schedules and availability and the Company finalizing its stock option grant proposal. If approved by the Compensation Committee, the grant date for stock option awards is the date the Compensation Committee meets and approves the grant, with the exercise price for the option equal to the Company’s closing stock price on the date of grant.

The Company recognizes that its stock price fluctuates over time and in certain cases quite significantly. As stock option grants have historically been granted on an annual basis during the first quarter of the calendar year, executives who have been employed with the Company for some time have received grants with varying exercise prices. The ten-year term of the options also helps reward its executives who remain with the Company, as it provides the executives time, so long as they continue employment with the Company, to realize financial benefits from their option grants after vesting.

Recoupment Policy

On March 23, 2018, the Compensation Committee approved the Company’s Clawback Policy to allow the Compensation Committee, at its sole discretion, to terminate any award of stock options, performance awards and/or restricted stock if it determines that the recipient of such award has engaged in material misconduct that requires the Company to make a restatement of its reported financial statements. A similar clawback provision was included in the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan and the participants’ equity award agreements. For purposes of this clawback policy, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of any equity award and the effect of such error is to increase the payment amount pursuant to such award, the Compensation Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of an award, then the Compensation Committee may take whatever action it deems appropriate to adjust such compensation.

Stock Ownership Guidelines for Executives

The Company adopted stock ownership guidelines for its executive officers in February 2013 and amended in November 2020. The Company’s stock ownership guidelines for its executive officers are intended to align the interests of the Company’s executive officers and the Company’s stockholders by requiring executives to accumulate and retain a meaningful amount of the Company’s stock. Under the Company’s guidelines, the executive officers must comply with the following ownership requirements:

Title	Multiple of Base Salary
Chairman, President & CEO	6X
Senior Vice President & CFO	3X
Other executive officers	2X

The Company’s executive officers must attain the applicable stock ownership level within five years after first becoming subject to the guidelines. The following shares of Company stock count towards compliance with the guidelines: shares owned by the executive; shares owned jointly by the executive and his or her spouse; shares held in a trust established by the executive for the benefit of the executive and his or her family members; shares equal to the number of vested deferred stock units credited to the executive; shares equal to the in-the-money portion of any vested, unexercised options; unvested shares of time-based restricted stock or restricted stock units; and shares credited to the executive’s 401(k) plan account. Unvested and unearned performance shares or units and unvested stock options do not count towards compliance guidelines. For purposes of determining compliance with the guidelines, as of January 1 of each year, the executive’s total eligible shares (as described above) will be multiplied by the greater of (a) the average of the month-end closing prices of the Company’s common stock for the prior twelve months or (b) the value on the date of grant or purchase. All of the Company’s Named Executive Officers are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2022.

Compensation Consultant Independence

In furtherance of maintaining the independence of the Compensation Committee’s compensation consultant, the Compensation Committee has the sole authority to retain or terminate its compensation consultant. The Compensation Committee annually reviews and approves total expenditures paid to the independent compensation consultant. Meridian and its affiliates did not provide any services to the company or any of the company’s affiliates other than advising the Compensation Committee on director and executive officer compensation during 2021.

Recent Developments for 2022 Compensation

On February 15, 2022, the Compensation Committee, in connection with its annual review of executive compensation and performance, and in consultation with Meridian, approved the base salaries, annual incentive targets and long-term incentive awards of the Company’s executive officers. The Compensation Committee decided to maintain our general approach to executive compensation, with an emphasis on short and long-term incentive compensation that rewards our executives when they achieve the Company’s financial and operational goals and deliver value for our stockholders. The Committee determined to grant restricted stock units in lieu of restricted stock awards to enable the Company to offer the retention of equity in a future retirement program. Additionally, the Compensation Committee decided the following:

•	Held 2022 base salaries flat.

•

Reduced target bonus levels for the Named Executive Officers (i.e., a 15% reduction for the CEO and a 10% reduction for the other Named Executive Officers) as part of a restructuring of the annual bonus program.

•	Introduced a new energy transition performance measure to the annual incentive plan.

•	Maintained the reduced value of long-term incentive awards from 2021.

The new energy transition performance measure shall be tied to revenues earned from energy transition product and service offerings, including those related to wind, geothermal, CCUS (carbon capture, utilization and storage), biogas, hydrogen, solar, rare-earth metals, and energy storage, and other technologies used to improve energy efficiency or reduce emissions. The Company believes this new measure will incentivize revenue growth for the Company’s energy transition product portfolio and emphasize its strategic importance. All participants, including the Named Executive Officers, will have 10% of their bonus target tied to the new energy transition performance measure in 2022.

Compensation Committee Report

The responsibilities of the Compensation Committee, which are set forth in the Compensation Committee Charter adopted by the Board of Directors, include approving and evaluating all compensation of directors and executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

We have reviewed and discussed with senior management the Compensation Discussion and Analysis section included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2022 Proxy Statement.

Members of the Compensation Committee

Ben A. Guill, Committee Chair

Eric L. Mattson

William R. Thomas

EXECUTIVE COMPENSATION

The following table sets forth for the year ended December 31, 2021 the compensation paid by the Company to its Chief Executive Officer and Chief Financial Officer and three other most highly compensated executive officers (the “Named Executive Officers”) serving in such capacity at December 31, 2021.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(2)		Non-Equity Incentive Plan Comp ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)		All Other Comp ($)(5)		Total ($)
Clay C. Williams Chairman, President & Chief Executive Officer (6)	2021 2020 2019	$ $ $	940,000 816,448 940,000	— — —	$ $ $	8,125,350 8,109,405 7,801,115	$ $ $	2,161,279 2,137,500 2,837,474	$ $	337,291 — 976,998	$ $	— 217,866 217,277	$ $ $	18,144 8,570 53,500	$ $ $	11,582,064 11,289,789 12,826,364
Jose A. Bayardo Senior VP & Chief Financial Officer	2021 2020 2019	$ $ $	685,000 685,000 685,000	— — —	$ $ $	2,565,900 2,560,869 2,463,519	$ $ $	682,508 674,997 896,043	$ $	166,787 — 483,117		— — —	$ $ $	10,118 6,303 47,950	$ $ $	4,110,313 3,927,169 4,575,629
Isaac H. Joseph President – Wellbore Technologies (7)	2021 2020 2019		$570,000 — —	— — —		$1,710,600 — —		$455,005 — —		$230,002 — —		— — —		$9,052 — —		$2,974,659 — —
Joseph W. Rovig President – Rig Technologies	2021 2020 2019	$ $ $	570,000 570,000 570,000	— — —	$ $ $	1,710,600 1,707,227 1,642,324	$ $ $	455,005 450,000 597,362	$ $	173,794 — 460,519		— — —	$ $ $	5,426 8,628 45,600	$ $ $	2,914,825 2,735,855 3,315,805
Kirk M. Shelton President – Completion and Production Solutions (8)	2021 2020 2019		$550,000 — —	— — —		$1,710,600 — —		$455,005 — —		$66,958 — —		— — —		$6,959 — —		$2,789,522 — —

(1)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2021 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of the stock awards included in this column.

(2)

The amounts reported in this column represent the aggregate grant date fair value of option awards granted in the relevant year compiled in accordance with FASB Topic 718, excluding forfeiture estimates. Refer to the Company’s 2021 Annual Report, Financial Report to Stockholders for all relevant valuation assumptions used to determine the grant date fair value of option awards included in this column.

(3)

The amounts shown in this column represent the value of the annual cash bonus awards under the Company’s 2021 annual incentive plan. The Company’s Adjusted EBITDA performance at the Company’s consolidated level and for the Company’s Rig Technologies, Wellbore Technologies and Completion & Production Solutions segments was below the target level but above the minimum threshold Adjusted EBITDA and working capital objectives set under the 2021 annual incentive plan. As a result, the Named Executive Officers received the foregoing incentive compensation bonus payout for 2021.

(4)	Total earnings in Mr. Williams’ pension account were a negative $67,756 in 2021. This amount is primarily attributable to an increase in the discount rate from the prior fiscal year end measurement.
(5)	The amounts include:
a)

The amounts shown in this column reflect the changes made to the Company’s employer match and retirement contributions under the 401k Plan and the Supplemental Plan, as discussed further in the Retirement, Health and Welfare Benefits section above.

b)

The Company’s cash contributions for 2021 under the Company’s 401(k) Plan, a defined contribution plan, on behalf of Mr. Williams - $0; Mr. Bayardo - $0; Mr. Joseph - $0; Mr. Rovig - $0 and Mr. Shelton - $0.

c)

The Company’s cash contributions for 2021 under the Supplemental Plan, a defined contribution plan, on of behalf Mr. Williams - $18,144; Mr. Bayardo - $10,118; Mr. Joseph - $9,052; Mr. Rovig - $5,426 and Mr. Shelton - $6,959.

(6)	Mr. Williams’ 2020 base salary was reduced voluntarily from $940,000 to $750,000 in May 2020 for the remainder of the year.
(7)	Mr. Joseph was not a Named Executive Officer in 2019 or 2020.
(8)	Mr. Shelton was not a Named Executive Officer in 2019 or 2020.

The following table provides information concerning stock options and restricted stock awards granted to Named Executive Officers during the fiscal year ended December 31, 2021. The Company did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 2021.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (per share)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Thres- hold (#) (2)	Target (#) (2)	Maximum (#) (2)
Clay C. Williams	2021	$131,600	$1,316,000	$2,632,000
	2021				142,500	285,000	570,000				$5,987,850
	2021							142,500			$2,137,500
	2021								375,659	$15.00	$2,161,279
Jose A. Bayardo	2021	$65,075	$650,750	$1,301,500
	2021				45,000	90,000	180,000				$1,890,900
	2021							45,000			$675,000
	2021								118,629	$15.00	$682,508
Isaac H. Joseph	2021	$54,150	$541,500	$1,083,000
	2021				30,000	60,000	120,000				$1,260,600
	2021							30,000			$450,000
	2021								79,086	$15.00	$455,005
Joseph W. Rovig	2021	$54,150	$541,500	$1,083,000
	2021				30,000	60,000	120,000				$1,260,600
	2021							30,000			$450,000
	2021								79,086	$15.00	$455,005
Kirk M. Shelton	2021	$52,250	$522,500	$1,045,000
	2021				30,000	60,000	120,000				$1,260,600
	2021							30,000			$450,000
	2021								79,086	$15.00	$455,005

(1)	Represents the range of possible payouts under our annual incentive compensation plan.
(2)

On February 22, 2021, the Compensation Committee approved the 2021 Performance Share Award Grant. The performance share awards can be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric).

(3)

On February 22, 2021, the Compensation Committee approved a grant of restricted stock awards to these executive officers pursuant to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan. The restricted stock awards granted by the Company to its executive officers vests in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

Exercises and Holdings of Previously-Awarded Equity Disclosure

The following table provides information regarding outstanding awards that have been granted to Named Executive Officers where the ultimate outcomes of such awards have not been realized, as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End

	Option Award						Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Clay C. Williams		375,659	(2)		$15.00	2/23/31
	122,212	244,426	(3)		$20.23	2/26/30
	208,791	104,396	(4)		$28.72	2/28/29
	339,642				$35.09	2/29/28
	289,920				$38.86	2/23/27
	232,558				$28.24	2/25/26
	310,053				$54.74	2/26/25
	172,966				$68.997	2/26/24
	73,749				$63.926	2/16/23
	58,565				$77.987	2/22/22
									132,312	(5)	$1,792,828
									33,078	(6)	$448,207
									211,320	(7)	$2,863,386
									70,440	(8)	$954,462
									285,000	(9)	$3,861,750
									142,500	(10)	$1,930,875
Jose A. Bayardo		118,629	(2)		$15.00	2/23/31
	38,593	77,187	(3)		$20.23	2/26/30
	65,934	32,967	(4)		$28.72	2/28/29
	107,256				$35.09	2/29/28
	118,260				$38.86	2/23/27

	Option Award						Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	224,215				$28.24	2/25/26
									41,783	(5)	$566,160
									10,445	(6)	$141,530
									66,733	(7)	$904,232
									22,244	(8)	$301,406
									90,000	(9)	$1,219,500
									45,000	(10)	$609,750
Isaac H. Joseph		79,086	(2)		$15.00	2/23/31
	25,729	51,458	(3)		$20.23	2/26/30
	43,956	21,978	(4)		$28.72	2/28/29
	71,504				$35.09	2/29/28
	39,240				$34.32	2/25/26
	79,830				$38.86	2/23/27
	25,900				$54.74	2/26/25
	13,753				$68.997	2/26/24
	12,253				$63.926	2/16/23
	11,450				$77.987	2/22/22
									27,855	(5)	$377,435
									6,963	(6)	$94,349
									44,488	(7)	$602,812
									14,829	(8)	$200,933
									60,000	(9)	$813,000
									30,000	(10)	$406,500
Joseph W. Rovig		79,086	(2)		$15.00	2/23/31
	25,729	51,458	(3)		$20.23	2/26/30
	43,956	21,978	(4)		$28.72	2/28/29
	71,504				$35.09	2/29/28
	53,220				$38.86	2/23/27
	49,826				$28.24	2/25/26
	74,200				$54.74	2/26/25
	27,850				$68.997	2/26/24
	6,876				$63.926	2/16/23
	6,225				$77.987	2/22/22
									27,855	(5)	$377,435
									6,963	(6)	$94,349
									44,488	(7)	$602,812
									14,829	(8)	$200,933
									60,000	(9)	$813,000
									30,000	(10)	$406,500
Kirk M. Shelton		79,086	(2)		$15.00	2/23/31
	25,729	51,458	(3)		$20.23	2/26/30
	43,956	21,978	(4)		$28.72	2/28/29

	Option Award					Stock Award
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
	71,504			$35.09	2/29/28
	79,830			$38.86	2/23/27
	44,843			$28.24	2/25/26
	54,700			$54.74	2/26/25
	27,850			$68.997	2/26/24
	13,753			$63.926	2/16/23
	12,450			$77.987	2/22/22
								27,855	(5)	$377,435
								6,963	(6)	$94,349
								44,488	(7)	$602,812
								14,829	(8)	$200,933
								60,000	(9)	$813,000
								30,000	(10)	$406,500

(1)	Calculations based upon the closing price ($13.55) of the Company’s common stock on December 31, 2021, the last trading day of the year.
(2)	2021 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/22/2022, 2/22/2023 and 2/22/2024.
(3)	2020 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/25/2021, 2/25/2022 and 2/25/2023.
(4)	2019 Stock Option Grant - Stock options vest at the rate of 33 1/3% per year, with vesting dates of 2/27/2020, 2/27/2021 and 2/27/2022.
(5)

2019 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(6)

2019 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers vest in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(7)

2020 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(8)

2020 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

(9)

2021 Performance Share Award Grant – The performance share awards will be earned by the executives only by performance against established goals and vest three years from the grant date. The performance share awards are divided into two independent parts that are subject to two separate performance metrics: 85% in value based on the Company’s TSR (total shareholder return) goal and 15% in value based on the Company’s internal NVA goal (returns on capital metric). The TSR portion of the award is based on the Company’s TSR performance as measured against the TSR of the constituents of the OSX Index over a three-year performance period. The NVA portion of the award is based on the Company’s improvement in NVA from the beginning of the three-year performance period until the end of the performance period. NVA shall be calculated as an amount equal to the Company’s (a) gross cash earnings less (b) average gross operating assets times an amount equal to a required return on assets.

(10)

2021 Grant of Restricted Stock Awards – The restricted stock awards granted by the Company to its executive officers shall in three equal annual installments commencing on the first anniversary of the date of grant, provided that such executive officer remains continuously employed with the Company during such time period.

The following table provides information on the amounts received by the Named Executive Officers during 2021 upon exercise of stock options or vesting of stock awards.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Clay C. Williams	0	$0	124,190	$3,308,333
Jose A. Bayardo	0	$0	44,701	$1,044,730
Isaac H. Joseph	0	$0	31,050	$696,475
Joseph W. Rovig	0	$0	31,050	$696,475
Kirk M. Shelton	0	$0	31,028	$696,475

2021 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Fiscal Year
Clay C. Williams	Varco SERP	9.75	$1,317,139	0

Assumptions:

•	Measurement Date: December 31, 2021

•	Interest Rate for Present Value: 1.80%

•	Assumed Retirement Age: the earliest unreduced retirement age at age 65

•	Mortality: None

•	Form of Payment: 10 years Certain

•	All other assumptions, data and plan provisions are based on the ASC 715 year-end disclosure for fiscal year ending December 31, 2021

•	Service in column (c) reflects plan freeze as of December 31, 2005

Post-Employment Compensation

The following table provides information on nonqualified deferred compensation provided under the Supplemental Plan to the Named Executive Officers during the fiscal year ended December 31, 2021. For a more detailed discussion, see the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits”.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Clay C. Williams	$0	$18,144		$738,211	$0	$3,330,461
Jose A. Bayardo	$27,402	$10,118		$113,788	$0	$665,402
Isaac H. Joseph	$17,101	$9,052		$127,234	$150,011	$915,650
Joseph W. Rovig	$0	$5,426	-$	19,125	$125,178	$1,888,107
Kirk D. Shelton	$0	$6,959		$6,774	$0	$456,379

(1)

Executive contributions were from the executive’s salary or incentive compensation payments and are included in the Summary Compensation Table under the “Salary” column and in some cases under “Non-Equity Incentive Plan Compensation” column.

(2)	Registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column. Registrant contributions under the Supplemental Plan were suspended on May 15, 2020.
(3)	Aggregate earnings reflect the returns of the investment funds selected by the executives and are not included in the Summary Compensation Table.

As discussed further in the section titled “Compensation Discussion and Analysis – Retirement, Health and Welfare Benefits” above, the Company eliminated all employer contributions to the 401k Plan in 2020 (with the exception of certain unions that participate in the 401k Plan and are covered by collective bargaining agreements). This included both the Safe Harbor 4% match as well as the Retirement Contribution, which was based on years of service with the Company.

In connection with this process, it was determined that the 401k Plan had an “adjusted” compensation limit for 2020 based on the date in 2020 when the Company match was stopped. The revised compensation limit through May 2020 was calculated to be $105,122.95 (as opposed to the regular limit of $285,000 set by the IRS). It was then determined that 15 executives received “excess contributions” of both match and retirement contributions totaling approximately $48,894 due to the adjusted compensation limit. This excess contribution payment was removed from the executives’ 401(k) accounts (as well as the investment gains/losses applicable to those amounts) and moved to the forfeiture account within the plan as they are not eligible for this money per IRS regulations.

Total amount of excess contributions and investment gains was $66,567.70 (inclusive of the $39,898.56 outlined below to the Named Executive Officers). The Compensation Committee made the decision to contribute an amount equal to the forfeiture to each of the executives’ Supplemental Plan accounts. Below are the amounts for the Named Executive Officers, which were contributed to their respective Supplemental Plan accounts in 2021.

Name	Excess Match	Excess Match Earnings	Excess Retirement Contribution	Excess Retirement Contribution Earnings	Total
Clay C. Williams	$7,195	$3,174	$5,396	$2,379	$18,144
Jose A. Bayardo	$4,900	$2,457	$1,838	$921	$10,118
Isaac H. Joseph	$3,135	$1,694	$2,743	$1,479	$9,052
Joseph W. Rovig	$2,582	$756	$1,614	$474	$5,426
Kirk D. Shelton	$3,410	$69	$3,410	$69	$6,959

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

Employment Agreements

The Company entered into executive employment agreements with Messrs. Williams, Bayardo, Joseph, Rovig and Shelton on December 4, 2020. Under the employment agreement, Messrs. Williams, Bayardo, Joseph, Rovig, and Shelton are provided an annual base salary. The employment agreements also entitle each executive to receive an annual bonus and to participate in the Company’s incentive, savings and retirement plans. The employment agreements have a fixed term of three years after which time employment will be at-will. The employment agreements do not have change-in-control or excise tax gross-up provisions. The employment agreements address the vesting of options, restricted stock and/or performance awards in the event of a termination due to death or disability.

In addition, the employment agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination by the executive;

•	termination for cause (as defined below);

•	death; or

•	disability;

or if the employment relationship is terminated by the executive for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to two times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125% and Messrs. Bayardo, Joseph, Rovig and Shelton – 80% and (C) an amount equal to the annual bonus payable in the year of termination, such bonus to be prorated and based on actual Company performance. The cash severance payment described in Item (B) above will be paid in twelve (12) monthly installments. Furthermore, in such event, the executive shall also be entitled to continuation of health benefits for two years. Additionally, the executive’s stock options will continue to vest under the terms of the award for a period of up to three years plus ninety days, the executive’s unvested time-based restricted stock awards shall be 100% vested, and the executive’s unvested performance-based equity awards will continue until the original vesting date on a pro-rated basis.

Under the employment agreements, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities as contemplated by Section 2(a) of the employment agreement (generally, a diminution in position, other than a diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

any action or inaction that constitutes a material breach by the Company of any of the provisions of Section 2(b) of the employment agreement (generally, a material reduction in the executive’s compensation or benefits, other than a reduction in the executive’s compensation as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable); or

•

the Company’s requiring the executive to be based at any office or location other than as provided in Section 2(a)(i)(B) of the employment agreement (generally, a relocation in excess of seventy-five miles from the executive’s current work location, other than a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted by the employment agreement; or

•

any failure by the Company to comply with and satisfy Section 8(c) of the employment agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the employment agreement).

Under the employment agreement, “Cause” means:

•

the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from the executive’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board or the Chief Executive Officer which specifically identifies the manner in which the Board or Chief Executive Officer believes that the executive has not substantially performed the executive’s duties,

•

the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or one of its affiliated companies. For purposes of this provision, no act, or failure to act, on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company and its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a senior officer of the Company or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of the Company and its affiliates;

•	the executive being convicted of or a plea of nolo contendere to the charge of a felony;

•	a material breach of the employment agreement by the executive; or

•	a material breach of the Company’s code of conduct or ethics policies by the executive.

The employment agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Severance Agreements

The Company entered into severance agreements with each of Messrs. Williams and Rovig on November 20, 2014, with Mr. Shelton on November 21, 2014, with Mr. Bayardo on August 28, 2015, and with Mr. Joseph on June 15, 2016. The severance agreement will only become effective in the event the executive’s employment agreement expires and is not replaced by a new employment agreement. The severance agreement will remain in effect until it is terminated by the Company or by the executive. The severance agreements do not have change-in-control or excise tax gross-up provisions.

In addition, the severance agreements contain certain termination provisions. If the employment relationship is terminated by the Company for any reason other than:

•	voluntary termination;

•	termination for Cause (as described below);

•	death; or

•	disability;

or if the employment relationship is terminated by the employee for Good Reason, as defined below, the executive is entitled to receive:

(A) the executive’s accrued base salary through the date of termination, the executive’s annual bonus for the year prior to termination, assuming the applicable performance goals have been met and such bonus remains unpaid, and accrued and unpaid vacation pay; (B) an amount equal to one times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (which percentages for each executive are as follows: Mr. Williams – 125% and Messrs. Bayardo, Joseph, Rovig and Shelton – 80%, and (C) any time-based restricted stock held by the executive and not already vested shall be 100% vested.

Under the severance agreement, termination by the executive for “Good Reason” means:

•

a material diminution in the executive’s authority, duties, or responsibilities (other than any such diminution resulting from the executive’s incapacity due to physical or mental illness) excluding for this purpose an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•

a material reduction in the executive’s annual base salary (other than a reduction in the executive’s annual base salary as a result of the executive’s failure to comply with the Company’s stock ownership guidelines, if applicable);

•

the Company’s requiring the executive to be based at any office or location more than seventy-five miles from the location where the executive was employed immediately preceding the date of the severance agreement (other than as a result of a change in the Company’s corporate headquarters) or the Company’s requiring the executive to travel on Company business to a substantially greater extent than required to properly discharge his or her duties; or

•

any failure by the Company to comply with and satisfy Section 7(c) of the severance agreement (generally, failure by the Company to obtain agreement from any successor to the Company to assume and perform the severance agreement).

The definition of “Cause” under the severance agreement is substantially similar to the definition of “Cause” under the employment agreement.

The severance agreements also contain customary non-competition, non-solicitation and non-disparagement provisions.

Additionally, the Company’s stock option agreements, restricted stock agreements and performance award agreements provide for full vesting of unvested outstanding options and restricted stock, respectively, in the event of a change of control of the Company and a change in the holder’s responsibilities following a change of control.

Other Agreements with Clay C. Williams

In addition to the rights and benefits provided to Mr. Williams under his executive employment agreement and severance agreement, Mr. Williams is also entitled to certain benefits pursuant to the following plans:

Varco Supplemental Executive Retirement Plan. Mr. Williams was a participant in the Amendment and Restatement of the Supplemental Executive Retirement Plan of Varco International, Inc. which was assumed by the Company as a result of the merger (the “Merger”) with Varco (the “Amended SERP”). The Amended SERP provides for retirement, death and disability benefits, payable over 10 years. The annual benefit amount is generally equal to 50% of the average of a participant’s highest five calendar years of base salary, or if greater, in the case of a change of control that occurs prior to January 1, 2006 (which occurred as a result of the Merger), 50% of the average salary in effect since January 2001. This annual benefit is subject to a service reduction in the event the participant retires or his employment is terminated prior to reaching age 65 (excluded from this reduction are terminations following a change in control).

Mr. Williams is currently fully vested in the benefits provided by the Amended SERP. Based on historical earnings and presuming normal retirement at age 65, Mr. Williams would be entitled to an annual benefit of approximately $159,000.

Amendment and Restatement of the Varco Executive Retiree Medical Plan. Mr. Williams was a participant in the Amendment and Restatement of the Varco International, Inc. Executive Retiree Medical Plan which was assumed by the Company as a result of the Merger (the “Medical Plan”). Upon and following (i) certain retirements of a participant at or after age 55, or (ii) the death or disability of a participant, or (iii) terminations of a participant prior to age 55 (but benefits are not payable until age 55), the participant, his spouse and dependent children shall be provided the medical, dental, vision and prescription drug benefits that are then provided to the Company’s executive officers. These Medical Plan benefits are, however, conditioned upon the Company’s receipt of a monthly cash contribution in an amount not greater than that paid by the executive officers for similar benefits, and, in certain circumstances, the participant having achieved 10 years of service with the Company or any of its predecessor companies prior to retirement or termination of employment.

Mr. Williams is currently fully vested in the benefits provided by the Medical Plan.

Potential Payments Upon Termination Under the Employment Agreements and Severance Agreements

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers if: (1) the Company terminates the executive’s employment with the Company other than for “Cause” (as defined in the employment agreement or severance agreement), death or disability; or (2) the executive terminates his employment with the Company for “Good Reason” (as defined in the employment agreement or severance agreement), both events hereinafter referred to as “Termination”.

The Company’s Compensation Committee believes the payment and benefit levels provided to its Named Executive Officers under their employment agreements and/or severance agreements upon Termination should correspond to the level of responsibility and risk assumed by the Named Executive Officer. Thus, the payment and benefit levels for Messrs. Williams, Bayardo, Joseph, Rovig and Shelton are based on their levels of responsibility and market considerations at the time the Company entered into the relevant agreements.

The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below.

The following table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2021.

Executive Benefits/Payments under the Employment Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Isaac H. Joseph	Joseph W. Rovig	Kirk M. Shelton
Cash Severance (2)	$4,230,000	$2,466,000	$2,052,000	$2,052,000	$1,980,000
Continuing medical benefits (3)	$33,724	$25,602	$13,373	$49,124	$9,513
Value of Unvested Stock Options (4)	$0	$0	$0	$0	$0
Value of Unvested Time-Based Restricted Stock (5)	$3,333,544	$1,052,686	$701,782	$701,782	$701,782
Value of Unvested Performance Awards (6)	$8,517,964	$2,689,892	$1,793,248	$1,793,248	$1,793,248
Total	$16,115,232	$6,234,180	$4,560,402	$4,596,153	$4,484,542

(1)

The table describes the potential executive benefits and payments upon termination under the Employment Agreements to each Named Executive Officer as of December 31, 2021. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the employment agreement), death, disability, or by the executive for “Good Reason” (as defined in the employment agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2021. Value of unvested stock options, restricted stock awards and performance awards is based on a share price of $13.55, the Company’s closing stock price on December 31, 2021.

(2)

Cash severance is an amount equal to two (2) times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Joseph - 80%, Rovig - 80%, Shelton - 80%).

(3)	Value of post-employment continuation of benefits for 24 months following Termination.
(4)

Unvested stock options will continue to vest for a period of up to three years following the date of Termination, while unexercised options will expire at either expiration date or 90 days after the three-year anniversary of the date of Termination.

(5)	Unvested time-based restricted stock will be 100% vested upon Termination.
(6)

Awards will continue according to their terms through the end of the original performance period but be prorated for employment during the three-year performance period. For purposes hereof, we have assumed that the awards vest at target (100%) at the end of the performance period.

The following table describes the potential executive benefits and payments upon termination under the Severance Agreements to each Named Executive Officer as of December 31, 2021.

Executive Benefits/Payments under the Severance Agreement (1)

	Clay C. Williams	Jose A. Bayardo	Isaac H. Joseph	Joseph W. Rovig	Kirk M. Shelton
Cash Severance (2)	$2,115,000	$1,233,000	$1,026,000	$1,026,000	$990,000
Value of Unvested Time-Based Restricted Stock (3)	$3,333,544	$1,052,686	$701,782	$701,782	$701,782
Total	$5,448,544	$2,285,686	$1,727,782	$1,727,782	$1,691,782

(1)

The table describes the potential executive benefits and payments upon termination under the severance agreements to each Named Executive Officer as of December 31, 2021. Assumes the employment relationship is terminated by the Company for reasons other than for “Cause” (as defined in the severance agreement), death, disability, or by the executive for “Good Reason” (as defined in the severance agreement). For purposes of this analysis, we used the executive’s base salary as of December 31, 2021. Value of restricted stock is based on a share price of $13.55, the Company’s closing stock price on December 31, 2021.

(2)

Cash severance is an amount equal to one (1) times the sum of (i) the executive’s base salary and (ii) a percentage of the executive’s base salary (Williams - 125%, Bayardo - 80%, Joseph - 80%, Rovig - 80%, Shelton - 80%).

(3)	Unvested time-based restricted stock will be 100% vested upon Termination.

Except as otherwise provided herein, in the event of a Company termination of an executive’s employment for “Cause” (as defined in the employment agreement or severance agreement), death or disability or the executive’s voluntary termination of his employment with the Company (not for “Good Reason” (as defined in the employment agreement or severance agreement)), no extra benefits are payable by the Company to the executive as a result of any such events.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer (our “CEO”):

For 2021, our last completed fiscal year:

•	the median of the annual total compensation of all employees of our company (other than our CEO), was $59,494.86; and

•	the annual total compensation of our CEO was $5,035,577.02.

Based on this information, for 2021 the ratio of the annual total compensation of Mr. Clay C. Williams, our Chief Executive Officer, to the median of the annual total compensation of all employees was 85 to 1.

The “median employee” that was used for purposes of calculating the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees is the same employee that was identified for purposes of our 2021 Proxy Statement disclosure. There has been no significant change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

Certain Relationships and Related Transactions

We transact business with companies with which certain of our Directors are affiliated. All transactions with these companies are on terms competitive with other third-party vendors, and none of these is material either to us or any of these companies.

A “conflict of interest” occurs when a director or executive officer’s private interest interferes in any way, or appears to interfere, with the interests of the Company. Conflicts of interest can arise when a director or executive officer, or a member of his or her immediate family, have a direct or indirect material interest in a transaction with us. Conflicts of interest also arise when a director or executive officer, or a member of his or her immediate family, receives improper personal benefits as a result of his or her position as a director or executive officer of the Company. The Company’s Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers provides that directors and executive officers must avoid conflicts of interests with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chair of the Company’s Audit Committee for his review and approval or ratification. This code also provides that the Company shall not make any personal loans or extensions of credit to nor become contingently liable for any indebtedness of directors or executive officers or a member of his or her family.

DIRECTOR COMPENSATION

Directors who are employees of the Company do not receive compensation for serving on the Board of Directors. The following table sets forth the compensation paid by the Company to its non-employee members of the Board of Directors for the year ended December 31, 2021.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards	Non- Equity Incentive Plan Comp	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Comp	Total
Greg L. Armstrong	$122,500	$162,014	—	—	—	—	$284,514
Marcela E. Donadio	$115,000	$162,014	—	—	—	—	$277,014
Ben A. Guill	$115,000	$162,014	—	—	—	—	$277,014
James T. Hackett	$108,125	$162,014	—	—	—	—	$270,139
David D. Harrison	$130,000	$162,014	—	—	—	—	$292,014
Eric L. Mattson	$116,875	$162,014	—	—	—	—	$278,889
Melody B. Meyer	$115,625	$162,014	—	—	—	—	$277,639
William R. Thomas	$117,500	$162,014	—	—	—	—	$279,514
Robert S. Welborn	$0	$0	—	—	—	—	$0

(1)

Due to a clerical error that was made when the third quarter of 2021 board fees were processed, Mr. Armstrong received an underpayment of $2,500, Mr. Hackett received an overpayment of $3,125, Mr. Mattson received an underpayment of $625 and Ms. Meyer received an overpayment of $625. The Company intends to rectify these payments when the first quarter of 2022 board fees are paid.

(2)

The aggregate number of outstanding shares of restricted stock as of December 31, 2021 for each director are as follows: Mr. Armstrong – 9,819; Ms. Donadio – 9,819; Mr. Guill – 9,819; Mr. Hackett – 9,819; Mr. Harrison – 9,819; Mr. Mattson – 9,819; Ms. Meyer – 9,819 and Mr. Thomas – 9,819.

Board Compensation

The Compensation Committee, with the consultation of Meridian, annually reviews the Company’s non-employee director compensation program. The Compensation Committee engaged Meridian to analyze and review its current director compensation program in November 2020 using the same peer group as the peer group used to benchmark executive compensation. Meridian’s analysis found that the director compensation program was positioned between peer 25th and 50th percentiles (roughly 5.5% below median) of the peer group due to the 10% reduction in the director equity retainer in 2020 (i.e., reduced from $180,000 to $162,000). On that basis, the Compensation Committee and the Board determined that no changes were required for the Company’s non-employee director compensation

Members of the Company’s Board of Directors who are not full-time employees of the Company receive the following cash compensation, paid quarterly:

Annual Board Retainer	$100,000
Lead Director Retainer	$25,000
Annual Committee Chair Retainer
Audit Committee	$30,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Committee Member Retainer
Audit Committee	$10,000
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

Members of the Board are also eligible to receive stock options and awards, including restricted stock, performance awards, phantom shares, stock payments, or SARs under the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan.

The Board approved the grant of 9,819 shares of restricted stock awards on May 19, 2021 to each non-employee director under the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan. The restricted stock award shares vest 100% on the first anniversary of the date of the grant.

Director Non-Qualified Deferred Compensation Program

On April 10, 2017, the Board adopted the Company’s Director Non-Qualified Deferred Compensation Plan. The plan is a nonqualified deferred compensation plan and participation is completely voluntary. Under the plan, non-employee Directors are permitted to defer all or part of their board retainers and meeting fees and all the shares of common stock underlying their restricted stock awards when they vest. If a non-employee Director elects to defer their board retainers and meeting fees under the plan, then the Director may elect to have his or her deferred cash compensation accumulate under an interest-bearing account maintained by the Company or receive deferred NOV Inc. common stock in lieu of their cash compensation on a quarterly basis. In such case, each quarterly cash retainer/meeting fee would be converted to the equivalent value of deferred stock.

If a non-employee Director elects to defer receipt of the shares of common stock underlying his or her restricted stock awards when they vest, then those shares are retained as deferred stock under the plan. The deferred cash compensation will be held in an interest-bearing account. The account is credited quarterly with interest based on the 1-year treasury rate. The rate is reset each year based on the first published day in January.

The deferred stock account and deferred restricted stock awards are credited quarterly with dividend equivalents based on the same dividend rate as the Company common stock. The dividend equivalents are converted into “phantom shares” at each dividend date by on the closing price of the Company’s stock. Dividend equivalents and phantom shares will be credited to the account and paid in cash at the time of distribution.

Directors may choose to have their distributions begin either (1) on a specific date, or (2) upon the termination of service, each as designated at the time a deferral election is filed. Distributions under the plan may be made in a single distribution or in annual installments over a 1 to 5 year period as elected by the director. The deferred cash compensation will be paid in cash on the applicable distribution date. The deferred stock awards will be paid in the form of NOV stock on the applicable distribution date.

Messrs. Guill and Harrison and Ms. Donadio have elected to defer part or all of their 2021 director compensation under the plan. Messrs. Guill and Harrison each elected to defer their quarterly board and committee retainers under the plan. Mr. Harrison and Ms. Donadio each elected to defer their 2021 restricted stock awards under the plan.

Non-Employee Director Stock Ownership Guidelines

Under the Company’s stock ownership guidelines, each non-employee director must own Company stock equal to six times the directors’ annual cash retainer. For a discussion of the types of shares that count towards the ownership guidelines, please read “Compensation Discussion and Analysis - Stock Ownership Guidelines for Executives”. With the exception of Mr. Welborn who joined the Board in October 2021, all of the Company’s non-employee directors are currently in compliance with the Company’s stock ownership guidelines as of January 1, 2022.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

If you wish to submit proposals to be included in our 2023 Proxy Statement, we must receive them on or before December 9, 2022. Please address your proposals to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036.

If you wish to submit proposals at the meeting that are not eligible for inclusion in the Proxy Statement, you must give written notice no earlier than November 9, 2022 and no later than December 9, 2022 to: Craig L. Weinstock, Senior Vice President, General Counsel and Secretary, NOV Inc., 7909 Parkwood Circle Drive, Houston, Texas 77036. If you do not comply with this notice provision, the proxy holders will be allowed to use their discretionary voting authority on the proposal when it is raised at the meeting. In addition, proposals must also comply with NOV’s bylaws and the rules and regulations of the SEC.

ANNUAL REPORT AND OTHER MATTERS

At the date this Proxy Statement went to press, we did not know of any other matters to be acted upon at the meeting other than the election of directors, ratification of the appointment of independent auditors, approval on an advisory basis of the compensation of our named executive officers, and approval of amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan as discussed in this Proxy Statement. If any other matter is presented, proxy holders will vote on the matter in accordance with their best judgment.

NOV’s 2021 Annual Report on Form 10-K filed on February 11, 2022 is included in this mailing, but is not considered part of the proxy solicitation materials.

By order of the Board of Directors,

/s/ Craig L. Weinstock

Craig L. Weinstock
Senior Vice President, General Counsel and Secretary

Houston, Texas

April 8, 2022

APPENDIX I

~~NATIONAL OILWELL VARCO, INC.~~

~~2018~~ NOV INC. LONG-TERM INCENTIVE PLAN

(as amended and restated as of ~~May 20, 2020~~May 24, 2022)

SECTION 1. Purpose of the Plan.

The ~~National Oilwell Varco, Inc. 2018~~NOV Inc. Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of ~~National Oilwell Varco, Inc.~~NOV Inc., a Delaware corporation (the “Company”), by encouraging Employees, Consultants and Directors to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Plan is also contemplated to enhance the ability of the Company and its Subsidiaries to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean an Option, Restricted Stock, Performance Award, Phantom Share, Stock Payment, SAR, or Restricted Stock Unit.

“Award Agreement” shall mean any written or electronic agreement, contract, instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means the occurrence of one of the following events: (a) a report is filed with the SEC on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as promulgated pursuant to the Exchange Act, disclosing that any “person” (as the term “person” is used in Section 13(d) or Section 14(d)(2) of the Exchange Act) is or has become a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company is merged or consolidated with another corporation and, as a result thereof, securities representing less than 50% of the combined voting power of the surviving or resulting corporation’s securities (or of the securities of a parent corporation in case of a merger in which the surviving or resulting corporation becomes a wholly-owned subsidiary of the parent corporation) are owned in the aggregate by holders of the Company’s securities immediately before such merger or consolidation; (c) all or substantially all of the assets of the Company are sold in a single transaction or a series of related transactions to a single purchaser or a group of affiliated purchasers; or (d) during any period of 24 consecutive months, individuals who were Directors at the beginning of the period cease to constitute at least a majority of the Board unless the election, or nomination for election by the Company’s shareholders, of more than one half of any new Directors was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the 24 month period.

Notwithstanding the foregoing provisions, to the extent that any payment or acceleration hereunder is subject to Section 409A of the Code as deferred compensation, the term Change of Control shall mean an event described in the foregoing definition of Change of Control that also constitutes a change in control event as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.

“Committee” shall mean the administrator of the Plan in accordance with Section 3, and shall include reference to the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan), the Board or subcommittee, as applicable.

“Consultant” shall mean any individual who is not an Employee or a member of the Board and who provides consulting, advisory or other similar services to the Company or a Subsidiary.

“Director” shall mean any member of the Board who is not an Employee.

“Employee” shall mean any employee of the Company or a Subsidiary or a parent corporation.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any applicable date, the last reported sales price for a Share on the New York Stock Exchange (or such other national securities exchange which constitutes the principal trading market for the Shares) for the applicable date as reported by such reporting service approved by the Committee; provided, however, that if Shares shall not have been quoted or traded on such applicable date, Fair Market Value shall be determined based on the next preceding date on which they were quoted or traded, or, if deemed appropriate by the Committee, in such other manner as it may determine to be appropriate. In the event the Shares are not publicly traded at the time a determination of its Fair Market Value is required to be made hereunder, the determination of Fair Market Value shall be made in good faith by the Committee.

“Incentive Stock Option” or “ISO” shall mean an option granted under Section 6(a) of the Plan that is intended to qualify as an “incentive stock option” under Section 422 of the Code or any successor provision thereto.

“Non-Qualified Stock Option” or “NQO” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Participant” shall mean any Employee, Consultant or Director granted an Award under the Plan.

“Performance Award” shall mean any right granted under Section 6(c) of the Plan. “Performance Criteria” shall mean the following business criteria with respect to the Company, any Subsidiary or any division, operating unit or product line: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales, revenue, net income (either before or after taxes), operating profit, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, cost reductions, controls or savings, operating efficiency, customer satisfaction, corporate value measures (including, but not limited to, compliance, safety, environmental and personnel matters), working capital, strategic initiatives, economic value added, earnings per share, earnings per share from operations, price per share of stock, and market share, or any other performance measures and criteria as determined by the Committee, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee will determine whether the foregoing criteria will be computed without recognition of (i) unusual, infrequently occurring, or nonrecurring events affecting the Company or its financial statements, or (ii) changes in applicable laws, regulations or accounting principles. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

“Person” shall mean individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Phantom Shares” shall mean an Award of the right to receive Shares, cash equal to the Fair Market Value of such Shares or any combination thereof, in the Committee’s discretion, which is granted pursuant to Section 6(d) of the Plan.

“Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award either remains subject to forfeiture, is subject to restrictions or is not exercisable by the Participant.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“Restricted Stock Unit” shall mean a bookkeeping unit that represents a right to receive Shares upon the completion of a vesting period and/or the satisfaction of a designated Performance Criteria, which shall be granted to a Participant pursuant to Section 6(f) of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SAR” shall mean a stock appreciation right granted under Section 6(e) of the Plan that entitles the holder to receive the excess of the Fair Market Value of a Share on the relevant date over the exercise price of such SAR, with the excess paid in cash and/or in Shares in the discretion of the Committee.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto. “Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.

“Stock Payment” means (i) a payment in the form of Shares, or (ii) an option or other right to purchase Shares, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 6(g) of the Plan.

“Subsidiary” shall mean any entity (whether a corporation, partnership, joint venture, limited liability company or other entity) in which the Company owns a majority of the voting power of the entity directly or indirectly, except with respect to the grant of an ISO the term Subsidiary shall mean any “subsidiary corporation” of the Company as defined in Section 424 of the Code.

SECTION 3. Administration.

(a) The Committee. The Plan shall be administered by the Compensation Committee of the Board (or any other committee of the Board designated, from time to time, by the Board to act as the Committee under the Plan). Notwithstanding the foregoing, Awards made to Directors shall be administered by the Board. The term “Committee” as used herein shall refer to the Compensation Committee (or other Board committee), the Board, or the subcommittee (as defined in paragraph (c) of this Section 3), as applicable.

(b) Committee Powers. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) accelerate vesting of any Awards in connection with a Participant’s death, Disability or retirement; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder and any other Person.

(c) Delegation to a Subcommittee. The Committee may, subject to any applicable law, regulatory, securities exchange or other similar restrictions, delegate to one or more members of the Board or officers of the Company (the “subcommittee”), the authority to administer the Plan as to Awards to Employees and Consultants who are not subject to Section 16(b) of the Exchange Act. The Committee may impose such limitations and restrictions, in addition to any required restrictions/limitations, as the Committee may determine in its sole discretion. Any grant made pursuant to such a delegation shall be subject to all of the provisions of the Plan concerning this type of Award.

(d) Modification of Awards. Subject to the limitation set forth at the end of Section 3(b) above, at any time after grant of an Award, the Committee may, in its sole and absolute discretion and subject to whatever terms and conditions it selects:

(1) accelerate the period during which the Award vests or becomes exercisable or payable; and

(2) accelerate the time when applicable restrictions or risk of forfeiture or repurchase lapses; and

(3) extend the period during which the Award may be exercised or paid; and

(4) extend the term of any Award (other than the maximum 10 year term).

SECTION 4. Shares Available for Awards.

(a) Shares Available.

(1) Subject to adjustment as provided below, the number of Shares that may be issued with respect to Awards granted under the Plan shall be ~~42,700,000~~55,700,000.

(2) In connection with the granting of an Option or SAR, and subject to the remaining provisions of this Section 4(a), the number of Shares available for issuance under this Plan shall be reduced by the number of Shares in respect of which the Option or SAR is granted or denominated. In connection with the granting of an Award that is not an Option or SAR, and subject to the remaining provisions of this Section 4(a), the number of Shares available for issuance under this Plan shall be reduced by a number of Shares equal to the product of (i) the number of Shares in respect of which the Award is granted and (ii) ~~2.5~~(A) with respect to Awards issued prior to May 24, 2022, 2.5, and (B) with respect to Awards issued on or after May 24, 2022, 1.5. However, Awards that by their terms do not permit settlement in Shares shall not reduce the number of Shares available for issuance under this Plan.

(3) Any Shares that are tendered by a Participant or withheld as full or partial payment of withholding or other taxes or as payment for the exercise or conversion price of an Award under this Plan, including any Shares not delivered to a Participant upon exercise of an Option pursuant to a “net exercise” as permitted by Section 6(a)(2) below, shall not be added back to the number of Shares available for issuance under this Plan. Any calculation of the number of Shares which become available for issuance under this Plan based on this Section 4(a)(3) shall reflect the share adjustment in the second to last sentence of Section 4(a)(2) above.

(4) Whenever any outstanding Option or other Award (or portion thereof) expires, is cancelled or forfeited or is otherwise terminated for any reason without having been exercised or payment having been made in the form of Shares, the number of Shares available for issuance under this Plan shall be increased by the number of Shares allocable to the expired, forfeited, cancelled or otherwise terminated Option or other Award (or portion thereof). Any calculation of the number of Shares which become available for issuance under this Plan based on the forgoing sentences of this Section 4(a)(4) shall reflect the share adjustment in the second to last sentence of Section 4(a)(2) above.

(5) Shares delivered under the Plan in settlement of an Award issued or made (i) upon the assumption, substitution, conversion or replacement of outstanding awards under a plan or arrangement of an acquired entity, or (ii) as a post-transaction grant under such a plan or arrangement of an acquired entity shall not reduce or be counted against the maximum number of Shares available for delivery under the Plan, to the extent that an exemption from the stockholder approval requirements for equity compensation plans applies under the rules or listing standards of the principal national securities exchange on which the Shares are listed.

(b) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c) Adjustments. In the event of a stock dividend or stock split with respect to Shares, the number of Shares with respect to which Awards may be granted, the number of Shares subject to outstanding Awards, the grant or exercise price with respect to outstanding Awards and the individual annual grant limits with respect to Awards (other than dollar denominated Awards) automatically shall be proportionately adjusted, without action by the Committee; provided, however, such automatic adjustment shall be evidenced by written addendums to the Plan and Award Agreements prepared by the Company and, with respect to Options, shall be in accordance with the Treasury Regulations concerning Incentive Stock Options. Further, in the event that the Committee determines that any distribution (whether in the form of cash (other than a regular cash dividend), Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(d) Award Limits.

(1) Subject to adjustment pursuant to Section 4(c) above, the maximum aggregate number of Shares that may be subject to Share-denominated Awards granted under the Plan to any individual during any calendar year shall not exceed 4,000,000.

(2) The maximum amount of dollar-denominated Awards that may be granted to any individual during any calendar year shall not exceed $10,000,000.

(3) Subject to adjustment pursuant to Section 4(c) above, the maximum dollar value of Share-denominated Awards that may be granted under the Plan to any individual Director during any calendar year shall not exceed $600,000, as determined on the date of grant for such Awards.

SECTION 5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant by the Committee. No individual shall have any right to be granted an Award pursuant to this Plan.

SECTION 6. Awards.

(a) Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. The Committee shall determine the term during which a Participant may exercise an Option, but in no event may a Participant exercise an Option, in whole or in part, more than 10 years from the date of grant. No dividends or dividend equivalents shall be paid on or with respect to Options.

(1) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time and Method of Exercise. The Committee shall determine and provide in the Award Agreement or by action subsequent to the grant the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, check acceptable to the Company, Shares already-owned, Shares issuable upon Option exercise, a “cashless-broker” exercise (through procedures approved by the Committee), other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price and tax withholding obligation with respect thereto may be made or deemed to have been made. In addition, at the election of the Committee, any Option may be exercised by the Participant pursuant to a “net exercise” method. For purposes of this Plan, a “net exercise” means the delivery of a properly executed notice which directs the Company to pay the Exercise Price and/or any required tax withholding with respect to an Option by withholding from the delivery of the Shares as to which such Option is exercised a number of Shares having a Fair Market Value equal to the applicable Exercise Price and/or the amount of any required tax withholding. If a Participant elects to use a “net exercise” method, the Company shall cancel the withheld Shares, which shall no longer be available for exercise under the terms of the Option, and deliver the remaining Shares to the Participant. Any Shares retained and cancelled by the Company pursuant to a “net exercise” shall no longer be outstanding under the terms of the Option and shall again be available for issuance under the Plan’s terms to the extent provided by Section 4(a)(3) above. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may vest and be exercised. No portion of an Option which is unexercisable at termination of the Participant’s employment or service, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action following the grant of the Option.

(3) Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is an Employee of the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code) at the time the Option is granted and must be granted within 10 years from the date the Plan was approved by the Board or the shareholders, whichever is earlier. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as a Non-Qualified Stock Option. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Participant’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Participant of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of Section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by such Participant or the Participant’s guardian or legal representative. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

(4) Substitution of Stock Appreciation Rights. Subject to the limitations set forth in Section 7(1), the Committee, in its sole discretion, shall have to right to substitute a SAR for an Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 6(e) hereof; provided that such SAR shall be exercisable for the same number of shares of Stock as such substituted Option would have been exercisable for.

(b) Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including the Performance Criteria or other specified criteria, including the passage of time, if any, under which the Restricted Stock may vest or be forfeited to the Company, and the other terms and conditions of such Awards.

(1) Dividends. Cash dividends paid on Restricted Stock Awards and any other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Restricted Stock Award shall be accumulated (unless the applicable Award Agreement provides that no such dividends or distributions shall be accumulated) and shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Shares covered by the Restricted Stock Award with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(2) Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and re-acquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(4) Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, restrictions on the right to vote Restricted Stock or the right to accumulate dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. During the Restricted Period, Restricted Stock will be subject to such limitations on transfer as necessary to comply with Section 83 of the Code.

(c) Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall be denominated as a cash or share amount at the time of grant and confer on the Participant the right to receive all or part of such Award upon the achievement of such performance goals (based on the Performance Criteria or any other specified criteria) during such performance periods as the Committee shall establish with respect to the Award.

(1) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the Performance Criteria or other criteria upon which the performance goals are to be based, the length of any performance period and the amount of any Performance Award.

(2) Payment of Performance Awards. Performance Awards may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the performance period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award Agreement that granted the Performance Award, upon a Participant’s termination of employment or service, as applicable (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Performance Awards shall be forfeited by the Participant and re-acquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Performance Awards promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(d) Phantom Shares. The Committee shall have the authority to grant Awards of Phantom Shares to Participants upon such terms and conditions as the Committee may determine.

(1) Terms and Conditions. Each Phantom Share Award shall constitute an agreement by the Company to issue or transfer a specified number of Shares or pay an amount of cash equal to the Fair Market Value of a specified number of Shares, or a combination thereof to the Participant in the future, subject to the fulfillment during the Restricted Period of such conditions, including those linked to the Performance Criteria or other specified criteria, including the passage of time, if any, as the Committee may specify at the date of grant. During the Restricted Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Phantom Shares and shall not have any right to vote such shares.

(2) Dividend Equivalents. A Phantom Share award shall provide that any or all dividends or other distributions paid on Shares during the Restricted Period be credited in a cash bookkeeping account (with or without interest) or that equivalent additional Phantom Shares be awarded (unless the applicable Award Agreement provides that no such dividends or distributions shall be credited or that no such equivalent Phantom Shares shall be awarded), which account or Phantom Shares shall be subject to the same restrictions and risk of forfeiture as the underlying Award.

(3) Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or set forth in the Award Agreement, upon a Participant’s termination of employment or service (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Phantom Shares shall be forfeited by the Participant.

(4) Payment of Phantom Shares. Phantom Shares may be paid (in cash and/or in Shares, in the sole discretion of the Committee) in a lump sum or in installments following the close of the Restricted Period, or at such later deferral date elected by the Participant, in accordance with procedures established by the Committee with respect to such Award.

(e) SARs. Subject to the provisions of the Plan, the Committee shall have the authority to determine Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the exercise price and the conditions and limitations applicable to the exercise of the SAR, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan. A SAR may be granted (i) in connection and simultaneously with the grant of an Option, (ii) with respect to a previously granted Option, or (iii) independent of an Option. The Committee shall determine the term during which a Participant may exercise an SAR, but in no event may a Participant exercise an SAR, in whole or in part, more than 10 years from the date of grant. No dividends or dividend equivalents shall be paid on or with respect to SARs.

(1) Exercise Price. The exercise price per SAR shall be determined by the Committee at the time the SAR is granted, but shall not be less than the Fair Market Value per Share on the effective date of such grant.

(2) Time of Exercise. The Committee shall determine and provide in the Award Agreement the time or times at which a SAR may be exercised in whole or in part.

(3) Method of Payment. The Committee shall determine, in its discretion, whether the SAR shall be paid in cash, shares of Common Stock or a combination of the two.

(f) Restricted Stock Units. The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under this Plan, grant Restricted Stock Unit Awards to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions. A “Restricted Stock Unit” Award is the grant of a right to receive Shares in the future.

(1) Settlement of Restricted Stock Unit Award. A Restricted Stock Unit Award shall be settled either by the delivery of whole Shares or by the payment of cash based upon the Fair Market Value of a specified number of Shares, in the discretion of the Committee, subject to the terms of the applicable Award Agreement. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, any stock certificate evidencing the Shares payable under a Restricted Stock Unit Award will be issued (or cash paid) within an administratively reasonable period after the date on which the Restricted Stock Unit vests so that the payment of Shares qualifies for the short-term deferral exception under Section 409A of the Code.

(2) Terms of Restricted Stock Unit Awards. The Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or performance goals which must be satisfied prior to the vesting of any Award. Notwithstanding other paragraphs in this Section 6(f), the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units. The acceleration of any Restricted Stock Unit Award shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Restricted Stock Unit Award.

(3) Termination of Service. Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s termination of employment for any reason, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void.

(4) Dividends and Other Distributions. Cash dividend equivalents with respect to any Restricted Stock Unit Award and any other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall be accumulated (unless the applicable Award Agreement provides that no such dividends or distributions shall be accumulated) and shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(5) Deferral. Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to a Restricted Stock Unit Award. To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under a Restricted Stock Unit to a date or dates after the Restricted Stock Unit vests, provided that the terms of the Restricted Stock Unit and any deferral satisfy the requirements to avoid imposition of the “additional tax” under Section 409A(a)(1)(B) of the Code.

(g) Stock Payments. Stock Payments may be awarded in such amount and may be based upon such Performance Criteria or other specific criteria, if any, determined appropriate by the Committee, determined on the date such Stock Payment is made or on any date thereafter. Cash dividends paid on Stock Payments and any other property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Stock Payment shall be accumulated (unless the applicable Award Agreement provides that no such dividends or distributions shall be accumulated) and shall be subject to restrictions and risk of forfeiture to the same extent as the underlying Shares covered by the Stock Payment with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

(h) Substitute Awards. Awards may be granted under the Plan in substitution of similar awards held by individuals who become Employees, Consultants or Directors as a result of a merger, consolidation or acquisition by the Company or a Subsidiary of another entity or the assets of another entity. Such substitute awards may have exercise prices less than the Fair Market Value of a Share on the date of such substitution.

(i) General.

(1) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(2) Limits on Transfer of Awards.

(A) Except as provided in paragraph (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or if permissible under applicable law, by the Participant’s guardian or legal representative as determined by the Committee.

(B) Except as provided in paragraph (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported prohibited assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary.

(C) To the extent specifically approved in writing by the Committee, an Award (other than an Incentive Stock Option) may be transferred for no consideration to immediate family members or related family trusts, limited partnerships or similar entities or other Persons on such terms and conditions as the Committee may establish or approve.

(3) Terms of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of 10 years from the date of its grant.

(4) Minimum Vesting Period. Each Award (or portion thereof) issued under this Plan’s terms shall have a vesting period of not less than one (1) year; provided, however, that, as determined by the Committee in its sole discretion, up to five percent (5%) of the Shares listed in Section 4(a)(1) shall above may be issued as Awards that do have such minimum vesting period.

(5) Share Certificate. All certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(6) Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Committee determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(7) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof, provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the plan or the applicable Award Agreement to the Company.

(8) Dividends on Performance Based Awards. Notwithstanding anything herein to the contrary, distributions on the shares of Common Stock underlying Performance Awards or Awards with Performance Criteria, including dividends and dividend equivalents, shall accrue (unless the applicable Award Agreement provides that no such dividends or distributions shall be accrued) and be held by the Company without interest until the Award with respect to which the distribution was made becomes vested or is forfeited and then paid to the Award Participant or forfeited, as the case may be.

(j) Performance Based Compensation. The Committee shall establish performance goals applicable to those Awards which are intended to have performance based vested based upon the attainment of such target levels of one or more of the Performance Criteria, over one or more periods of time, which may be of varying and overlapping durations, as the Committee may select. The Performance Criteria shall be subject to adjustment as determined by the Committee in its sole discretion. Performance Criteria may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Subsidiary, division, unit or product line thereof. A performance goal need not be based upon an increase or positive result under a Performance Criteria and could, for example, be based upon limiting economic losses or maintaining the status quo. Which Performance Criteria to be used with respect to any grant, and the weight to be accorded thereto if more than one factor is used, shall be determined by the Committee, in its sole discretion, at the time of grant. Following the completion of each specified performance period, the Committee shall certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amount earned by a Participant, the Committee shall have the right to increase, decrease or eliminate the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.

(k) Change of Control. Notwithstanding any other provisions of the Plan, the provisions of this Section 6(k) shall apply to equity settled compensation awards in the event a Change of Control. The Committee may, in any individual Award Agreement, provide for less favorable vesting provisions with respect to an equity settled Award, including forfeiture upon closing of a Change of Control, but may not provide for accelerated vesting in the absence of termination of employment in connection with or following a Change of Control.

(1) If a Participant is employed by the Company or one of its Affiliates on the date a Change of Control occurs and such employment is, within the 24 month period commencing on the effective date of such Change of Control, either involuntarily terminated by the Company or, if the Employee has an employment agreement which permits resignation for “good reason” the Employee resigns for “good reason” as defined in such employment agreement (each referred to as a “Qualifying Termination”), then immediately prior to such termination (i) each Award granted under this Plan to the Employee shall become immediately vested and fully exercisable and any restrictions applicable to the Award shall lapse; provided that the amount payable under a Performance Award shall be determined under subparagraph (3) below; and (ii) if the Award is an Option or SAR, the Award shall remain exercisable until the expiration of the remaining term of the Award. The amount payable under clause (i) shall be paid in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following the date of the Employee’s Qualifying Termination (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

(2) Notwithstanding the provisions of Section 6(k)(1), if any Award constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the timing of settlement of such Award pursuant to this Section 6(k) shall be in accordance with the settlement terms set forth in the applicable Award Agreement if such Change of Control fails to constitute a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code.

(3) The vesting and settlement of a Performance Award in connection with a Change of Control shall be made in accordance with the following:

(A) The amount payable with respect to each Performance Award shall be equal to the greater of (i) the amount payable if each of the Performance Criteria shall be deemed to be satisfied at the target payment level, provided the Award shall be prorated based on the total number of days during the Performance Period prior to date of the Employee’s Qualifying Termination in relation to the total number of days during the Performance Period, or (ii) the amount payable based on the actual performance for each of the Performance Criteria through the date of the Employee’s Qualifying Termination.

(B) The amount payable under subparagraph (A) shall be paid in cash, Shares or a combination thereof as provided for under the applicable Award Agreement within thirty (30) days following the date of the Employee’s Qualifying Termination (except to the extent that settlement of the Award must be made pursuant to its original schedule in order to comply with Section 409A of the Code), notwithstanding that the applicable performance period, retention period or other restrictions and conditions have not been completed or satisfied.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(1) Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company no such amendment, alteration, suspension, discontinuation, or termination shall be made that would (i) increase the total number of Shares that may be issued under the Plan, except as provided in Section 4(c) of the Plan, or (ii) other than pursuant to an equitable adjustment contemplated by Section 4(c) hereof or a Change of Control, permit the exercise price of any outstanding Option or SAR to be reduced, cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs, or cancel or replace an “underwater” Option or SAR in exchange for cash or a new Award.

(2) Amendments to Awards. Subject to Paragraph (1) above and Section 3(b), the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall adversely affect the rights of a Participant under the Award without the consent of such Participant.

SECTION 8. General Provisions.

(a) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards and the terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Shares, or other property) of any applicable taxes required to be withheld by the Company or Subsidiary in respect of the Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Company to satisfy all of its obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax withholding obligations through the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award, but only to the extent such withholding does not cause a charge to the Company’s financial earnings.

(c) No Right to Employment or Retention. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary or under any other service contract with the Company or any Subsidiary, or to remain on the Board. Further, the Company or a Subsidiary may at any time dismiss a Participant from employment or terminate any contractual agreement or relationship with any Consultant, free from any liability or any claim under the Plan, with or without cause, unless otherwise expressly provided in the Plan, in any Award Agreement or any other agreement or contract between the Company or a Subsidiary and the affected Participant. If a Participant’s employer ceases to be a Subsidiary, such Participant shall be deemed to have terminated employment for purposes of the Plan, unless specifically provided otherwise in the Award Agreement.

(d) Unusual Transactions or Events. Subject to Section 6(k) above, in the event of any distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, reorganization, merger, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other similar corporate transaction or event or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, either by amendment of the terms of any outstanding Awards or by action taken prior to the occurrence of such transaction or event and is hereby authorized to take any one or more of the following actions:

(1) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 8(d) the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(2) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(3) To make adjustments in the number and type of shares of common Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Awards and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(4) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(5) To provide that the Award cannot vest, be exercised or become payable after such event.

Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 4(c) and this Section 8(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code unless the Participant consents otherwise; (ii) any such adjustments made to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Section 409A of the Code or comply with the requirements of Section 409A of the Code unless the Participant consents otherwise; and (iii) the Committee shall not have the authority to make any such adjustments to the extent that the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code to be subject thereto.

(e) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.

(f) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award, permit the exercise of an Award and/or the satisfaction of its tax withholding obligation in the manner elected by the Participant, holder or beneficiary if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration, the manner of exercise or satisfaction of the tax withholding obligation might violate any applicable law or regulation, including without limitation, the Sarbanes-Oxley Act, or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded or refused, as the case may be, to the relevant Participant, holder or beneficiary.

(h) No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Subsidiary.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(j) Headings. Headings are given to the Section and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the plan or any provision thereof.

SECTION 9. Effective Date of Plan.

The Plan, as amended and restated, shall become effective as of the date it is approved by the stockholders of the Company. If the amendment and restatement of the Plan is not approved by the stockholders of the Company, the terms of the current plan document shall continue to apply as if such amendment and restatement had not occurred.

SECTION 10. Forfeiture in Certain Circumstances (“Clawback”).

All Awards granted under the Plan will be subject to recoupment in accordance with any Clawback policy that the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Committee may, at its sole discretion, terminate any Award if it determines that the recipient of the Award has engaged in material misconduct. For purposes of this Clawback provision, material misconduct includes conduct adversely affecting the Company’s financial condition, results of operations, or conduct which constitutes fraud or theft of Company assets, any of which require the Company to make a restatement of its reported financial statements. The Committee may also specify other conduct requiring the Company to make a restatement of its publicly reported financial statements as constituting material misconduct in future Award Agreements. If any material misconduct results in any error in financial information used in the determination of compensation paid to the recipient of an Award and the effect of such error is to increase the payment amount pursuant to an Award, the Committee may also require the recipient to reimburse the Company for all or a portion of such increase in compensation provided in connection with any such Award. In addition, if there is a material restatement of the Company’s financial statements that affects the financial information used to determine the compensation paid to the recipient of the Award, then the Committee may take whatever action it deems appropriate to adjust such compensation.

SECTION 11. Prohibition on Deferred Compensation.

It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code unless and to the extent that the Committee specifically determines otherwise and so provides in the terms of an Award Agreement, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code. Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Section 409A of the Code, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

SECTION 12. Term of the Plan.

No Award shall be granted under the Plan after May 11, 2028. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

NOV INC.

ATTN: LEGAL DEPT

7909 PARKWOOD CIRCLE DR.

HOUSTON, TEXAS 77036

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	To elect ten nominees as directors of the Company for a term of one year.

	Nominees	For	Against	Abstain

1a.	Clay C. Williams	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

1b.	Greg L. Armstrong	☐	☐	☐	2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2022.	☐	☐	☐

1c.	Marcela E. Donadio	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

1d.	Ben A. Guill	☐	☐	☐	4.	To approve amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan.	☐	☐	☐
1e.	James T. Hackett	☐	☐	☐

1f.	David D. Harrison	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1g.	Eric L. Mattson	☐	☐	☐

1h.	Melody B. Meyer	☐	☐	☐

1i.	William R. Thomas	☐	☐	☐

1j.	Robert S. Welborn	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com

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NOV Inc.

Annual Meeting of Stockholders

May 24, 2022 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jose A. Bayardo and Craig L. Weinstock or either of them with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of NOV Inc. to be held on Tuesday, May 24, 2022, and any adjournments thereof, and to vote the shares of stock that the signer would be entitled to vote if personally present as indicated on the reverse side and, at their discretion, on any other matters properly brought before the meeting, and any adjournments thereof, all as set forth in the April 8, 2022 proxy statement.

This proxy is solicited on behalf of the board of directors of NOV Inc. The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted in accordance with the recommendations of the board of directors FOR all director nominees (Proposal 1), FOR the ratification of the independent auditors of the Company for 2022 (Proposal 2), FOR the approval of the compensation of our named executive officers (Proposal 3), and FOR the approval of the amendments to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (Proposal 4).

The undersigned acknowledges receipt of the April 8, 2022 Notice of Annual Meeting and the Proxy Statement, which more particularly describes the matters referred to herein.

Continued and to be signed on reverse side